Exhibit 10.8

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

EXECUTION COPY

RESEARCH COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

METHYLGENE INC.

AND

OTSUKA PHARMACEUTICAL CO., LTD.

DATED AS OF MARCH 25, 2008

i

(continued)

(continued)

(continued)

(continued)

Schedule 1.38	MethylGene Background Patent Rights
Schedule 1.56	Program Compound
Schedule 3.2(b)	Research Plan
Schedule 7.2(e)(iii)	Prosecution Costs for National Phase filing for PCT/US2006/019364
Schedule 9.1(c)	Disclosure of Third Party Patents

v

RESEARCH COLLABORATION AND LICENSE AGREEMENT

THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT is entered into this 25th day of March, 2008 (the “Effective Date”), by and between MethylGene Inc., a corporation organized under the laws of Quebec, Canada, having a business address at 7220 Frederick Banting, Montreal, QC H4S 2A1 (“MethylGene”), and Otsuka Pharmaceutical Co., Ltd., a company organized under the laws of Japan, having a business address at 2-9 Kanda-Tsukasamachi, Chiyoda-ku Tokyo 101-8535, Japan, acting through its Ophthalmology and Dermatology Division (“Otsuka”).

WHEREAS, MethylGene has developed or obtained rights to MethylGene Intellectual Property (as hereinafter defined);

WHEREAS, MethylGene has developed certain Compounds (as hereinafter defined), and Otsuka wishes to fund a research program for the development of additional Compounds by MethylGene; and

WHEREAS, Otsuka desires to obtain a license under the MethylGene Intellectual Property to make and use certain Selected Compounds (as hereinafter defined), and to develop and commercialize Licensed Products (as hereinafter defined), under the terms and conditions set forth herein, and MethylGene desires to grant such a license.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1                               “Act”.  Act means both the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, and the regulations promulgated under the foregoing.

1.2                               “Affiliate”.  Affiliate means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.

1.3                               “Business Day”.  Business Day means a day that is not a Saturday or Sunday, or any other day on which banking institutions in New York, Tokyo or Montreal are authorized by Law to remain closed or on which a Party’s principal place of business is closed in connection with a holiday.  For the avoidance of doubt, any “day” referenced in this Agreement that is not a “Business Day” is a calendar day.

1.4                               “Calendar Quarter”.  Calendar Quarter means each of the three-month periods ending on March 31, June 30, September 30 and December 31 of any year.

1.5                               “Calendar Year”.  Calendar Year means each period beginning on January 1 and ending on the following December 31 during the Term.

1.6                               “Change of Control”.  Change of Control means, with respect to a Party: (a) a sale, conveyance, or other disposition of all or substantially all of a Party’s assets, (b) any merger, consolidation or other business combination transaction of such Party with or into another Person, in which the holders of the shares of voting capital stock of such Party outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) less than a majority of the total voting power represented by the shares of voting capital stock of such Party (or the surviving entity) outstanding immediately after such transaction, or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, excluding in either case any Person who was a shareholder of such Party as of the Effective Date, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of such Party; provided, however, that the acquisition of shares issued by such Party in an equity financing shall not be considered for purposes of determining whether there has been a Change of Control.

1.7                               “Collaboration Intellectual Property”.  Collaboration Intellectual Property means any Patent Rights or Know-How arising during the Term as a result of performing the Research Program under this Agreement, including, without limitation, all activities under this Agreement related to the discovery, research or Development of Program Compounds, Selected Compounds or Licensed Products, whether developed, conceived or created solely by or on behalf of a Party and/or its Affiliates or jointly by or on behalf of the Parties and/or their respective Affiliates, and whether or not required to be conducted hereunder.

1.8                               “Commercialization” or “Commercialize”.  Commercialization or Commercialize means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a product.

1.9                               “Commercially Reasonable Efforts”.  Commercially Reasonable Efforts means, with respect to a Program Compound, Selected Compound or Licensed Product, the carrying out of obligations under this Agreement with those efforts and resources that a similarly situated company within the pharmaceutical industry would reasonably use were it developing or commercializing its own pharmaceutical compounds or products that are of similar market and profit potential and of similar risk profile at a similar stage in their product life as the Program Compounds, Selected Compounds or Licensed Products, as applicable, taking into account anticipated product labeling, anticipated financial return, relevant medical and clinical considerations, anticipated regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due, but in no event less than the type and scope of efforts that the applicable Party would devote to any of its other products of similar market and profit potential and similar risk profile at a similar stage of product life.

1.10                        “Compound”.  Compound means a molecule that is a small molecule that is a small molecule tyrosine kinase inhibitor as its main mechanism of action, and any (a) salts, hydrates, solvates, polymorphs, free base, isomers, prodrugs, metabolites and/or liposomal or other formulations thereof or (b) other compositions consisting of such molecule non-covalently bonded with other moieties, but excluding any derivative of such molecule in which the chemical structure of such molecule is altered.

1.11                        “Control” or “Controlled”.  Control or Controlled means, with respect to any intellectual property right or other intangible property or any tangible property, the possession (whether by ownership or license (other than pursuant to this Agreement)) by a Party of the legal authority or right to grant to the other Party access and/or a license or sublicense or other right as provided herein without violating the terms of any agreement with any Third Party.

1.12                        “Cover”, “Covering” or “Covered”.  Cover, Covering or Covered means, with respect to a product, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would reasonably likely infringe such Valid Claim if it were to issue).

1.13                        “CRO”.  CRO means a Third Party vendor or service provider who is engaged to provide services on a fee-for-service basis on behalf of a Party pursuant to an agreement with such Party under which such vendor or service provider agrees to: (a) assign to the contracting Party ownership to at least those inventions resulting from the services to such Party and that would constitute Collaboration Intellectual Property; and (b) not to use or disclose (other than to such Party) such Collaboration Intellectual Property.

1.14                        “Development” or “Develop”.  Development or Develop means pre-clinical and clinical research and drug development activities, including, without limitation, toxicology and other pre-clinical development efforts, stability testing, process development, scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including, without limitation, pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and all other activities relating to seeking, obtaining and/or maintaining any Regulatory Approvals and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).  For purposes of clarity, “Development” and “Develop” excludes basic research, screening and discovery activities and synthesis activities (other than scale-up of Program Compounds and Selected Compounds), including, without limitation, molecular biology, biochemistry and pre-clinical pharmacology, directed to the identification of Compounds.

1.15                        “EMEA”.  EMEA means The European Medicines Agency or any successor agency or authority thereto.

1.16                        “EU”.  EU means the European Union, as it may be redefined from time to time.

1.17                        “FDA”.  FDA means the United States Food and Drug Administration and any successor agency or authority thereto.

1.18                        “Field”.  Field means the prevention, treatment, control, mitigation or palliation in humans of (a) diseases, disorders and other medical conditions caused by choroidal angiogenesis, including, without limitation, age-related macular degeneration, and (b) diabetic retinopathy and retinal edema; in each case using local delivery of the active pharmaceutical agents to the eye.  For the avoidance of doubt, “local delivery” shall include, without limitation, topical, intravitreal, periorbital, intraocular and other local administration to the eye, the ocular and/or periocular tissues and spaces, including, without limitation, via delivery devices, but in any event, subject to Section 3.6, shall not include systemic delivery, including, without limitation, parenteral or sublingual delivery or delivery through a patch.  The Field shall expressly exclude the prevention, treatment, control, mitigation or palliation of any Indications other than (a) and (b) above (e.g., treatment of cancer, including, without limitation, neoplasia and other pre-cancerous conditions and ocular cancer, is excluded).

1.19                        “First Commercial Sale”.  First Commercial Sale means, with respect to a Licensed Product in a country, the first sale to a Third Party by Otsuka, its Affiliate or its Sublicensee for which payment has been received for use or consumption of such Licensed Product in such country after receipt of the first Regulatory Approval for such Licensed Product in such country.  For purposes of clarity, First Commercial Sale shall not include the sale of any Licensed Product for use in clinical trials, pre-clinical studies or other research or development purposes or for compassionate or similar use.

1.20                        “Formulation Technology”.  Formulation Technology means Patent Rights and Know-How related to: (a) the process of adding chemical additives to a Program Compound in order to provide such Program Compound with pharmaceutical properties (for example, stability, solubility, pH, etc.) acceptable for administration to the eye in humans; and (b) the composition of such chemical additives alone or when combined with a Program Compound.

1.21                        “FTE”.  FTE means a full-time equivalent person year (consisting of a total of […***…] hours per year) of scientific, technical, project management and/or managerial work.  For the avoidance of doubt, an obligation to provide or dedicate FTE(s) under this Agreement does not require or imply any obligation to dedicate individual person(s) to matters set forth in this Agreement on a full-time basis; provided, however, that MethylGene uses Commercially Reasonable Efforts to (a) ensure that all such individuals have sufficient training, expertise and experience, and (b) promote reasonable continuity so as to avoid duplicative ramp-up time and other inefficiencies associated with personnel turnover and reassignment.

1.22                        “FTE Rate”.  FTE Rate means […***…] per FTE per twelve (12) month period, increased by a rate of […***…] percent […***…] per year, with the first such increase occurring […***…].  For

***Confidential Treatment Requested

clarity, the FTE Rate beginning in the […***…] month of the Term as adjusted pursuant to the foregoing would be […***…] per FTE per twelve (12) month period, and thereafter adjusted annually on the anniversary of the beginning of the […***…] month of the Term.  The FTE Rate is inclusive of all direct and indirect costs of MethylGene, including, without limitation, overhead, consumables, salaries, benefits and the like.

1.23                        “Generic Competition”.  Generic Competition means, with respect to a Licensed Product in any country in the Territory in a given Calendar Quarter, if, during such Calendar Quarter, one or more Generic Products is or are commercially available in such country and such Generic Product(s) has or have a market share of […***…] of the aggregate market share of Licensed Products and Generic Products(based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably determined by Otsuka and agreed by MethylGene (such agreement not to be unreasonably withheld or delayed)) as measured by volume of unit sales.

1.24                        “Generic Product”.  Generic Product means, with respect to any Licensed Product, any pharmaceutical product sold by a Third Party, not authorized by Otsuka or its Affiliates or Sublicensees, which is “therapeutically equivalent” as evidenced by the FDA’s issuance of a therapeutic equivalence code of “A” with respect to such Licensed Product (as such term is used in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research or any successor publication), or by the similar finding or designation by the Regulatory Authority in the country in which the pharmaceutical product is being sold, and which contains a Selected Compound as its active pharmaceutical ingredient and is approved in reliance on the prior approval of a Licensed Product as determined by the applicable Regulatory Authority.

1.25                        “Governmental Authority”.  Governmental Authority means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.26                        “IND”.  IND means an investigational new drug application filed with the FDA under 21 C.F.R. Part 312 with respect to a Licensed Product prior to beginning human clinical trials, or equivalent application filed with the Regulatory Authority of a country in the Territory other than the United States

1.27                        “Indication”.  Indication means a separate and distinct disease, disorder or medical condition.

1.28                        “Initiation”.  Initiation means, with respect to any clinical trial, the date on which the first volunteer or patient in such trial has received his or her initial dose of the Licensed Product.

***Confidential Treatment Requested

1.29                        “Japan GAAP”.  Japan GAAP means accounting principles generally accepted in Japan , as in effect from time to time.

1.30                        “JRDC”.  JRDC shall have the meaning set forth in Section 3.3.

1.31                        “Know-How”.  Know-How means proprietary or non-public information and materials, whether patentable or not, including, without limitation, (a) ideas, discoveries, inventions, improvements or trade secrets, (b) pharmaceutical, chemical and biological materials, products and compositions, (c) tests, assays, techniques, data, methods, procedures, formulas, and/or processes, (d) technical, medical, clinical, toxicological and other scientific data and other information relating to any of the foregoing, and (e) drawings, plans, designs, diagrams, sketches, specifications and/or other documents containing or relating to such information or materials.

1.32                        “Lab Quantity Samples”.  Lab Quantity Samples means samples of between […***…] and […***…] milligrams ([…***…] mg) of a Program Compound.

1.33                        “Law” or “Laws”.  Law or Laws means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.34                        “Licensed Product”.  Licensed Product means any pharmaceutical preparation, in all dosage forms and formulations, containing a Selected Compound.

1.35                        “Losses”.  Losses means any and all (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, and judgments, (b) with respect to Third Parties, settlement amounts and all of the items referred to in clause (a), which include, Third Party special, indirect, incidental, and consequential damages (including, without limitation, lost profits) and Third Party punitive and multiple damages, and (c) in connection with all of the items referred to in clauses (a) and (b) above, any and all costs and expenses (including, without limitation, reasonable attorneys fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened).

1.36                        “Major Countries”.  Major Countries means, collectively, (a) the United States, Canada, Australia, France, Germany, Italy, Spain, the United Kingdom, Mexico, Brazil, Japan, China, Taiwan, India and Korea and (b) any other country the JRDC includes in the Patent Prosecution Plan.  For the avoidance of doubt, with respect to the inclusion of any such other country as contemplated under the preceding subsection (b), Otsuka’s casting vote under Section 3.3(d) shall apply.

1.37                        “Manufacture” or “Manufacturing”.  Manufacture or Manufacturing means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

1.38                        “MethylGene Background Intellectual Property”.  MethylGene Background Intellectual Property means any and all: (a) Know-How (i) that is necessary or useful for the research, Development, Manufacture or Commercialization of any Program Compound, and (ii)

***Confidential Treatment Requested

that MethylGene or any its Affiliates Controls as of the Effective Date, including, without limitation, such Know-How disclosed or provided by MethylGene to Otsuka prior to the Effective Date, including, without limitation, (A) the Program Compounds set forth on Schedule 1.56, (B) the Compounds set forth on Schedule 1.38-1 (“Research Compounds”), and (C) such Know-How resulting from Otsuka’s evaluation of the materials provided by MethylGene to Otsuka prior to the Effective Date and assigned by Otsuka to MethylGene; and (b) Patent Rights that claim or disclose any of the Know-How described in the preceding subparagraph (a) (“MethylGene Background Patent Rights”) including, without limitation, such Patent Rights listed on Schedule 1.38-2.

1.39                        “MethylGene Collaboration Intellectual Property”.  MethylGene Collaboration Intellectual Property means all Collaboration Intellectual Property constituting (a) Patent Rights that disclose or claim a composition of matter comprising a Compound and/or a use of a Compound (“MethylGene Collaboration Patent Rights”), together with any Know-How disclosed or claimed therein, (b) SAR Know-How or (c) Know-How other than SAR Know-How that directly relates to a composition of matter comprising a Compound and/or a use of a Compound, and any Patent Rights that disclose or claim such Know-How.  Notwithstanding the foregoing, MethylGene Collaboration Intellectual Property does not include any (i) Formulation Technology or (ii) Know-How that directly relates to the physicochemical property pharmacokinetics/pharmacodynamics relationship in ocular tissue that is, in the case of either (i) or (ii), developed, conceived or created by, or otherwise comes into the Control of, Otsuka and/or its Affiliates, either alone or together with a Third Party.

1.40                        “MethylGene Intellectual Property”.  MethylGene Intellectual Property means the MethylGene Background Intellectual Property and the MethylGene Collaboration Intellectual Property.

1.41                        “MHLW”.  MHLW means the Japanese Ministry of Health, Labour and Welfare and any successor agency or authority thereto.

1.42                        “MTA”.  MTA means that Materials Transfer Agreement between the Parties dated October 28, 2005.

1.43                        “NDA”.  NDA means a New Drug Application filed with the FDA pursuant to 21 U.S.C. § 355 with respect to a Licensed Product for authorization to market such product in the United States, or an equivalent application filed with the Regulatory Authority of a country in the Territory other than the United States for authorization to market a Licensed Product in such country.

1.44                        “Net Sales”.  Net Sales means the gross amounts billed or invoiced by Otsuka, its Affiliates or Sublicensees to non-Sublicensee Third Parties for Licensed Products in the Territory, less the following deductions taken reasonably in accordance with the customary practices of Otsuka, its Affiliates or Sublicensees, as applicable (provided that such practices are consistent with pharmaceutical industry standards):

(a)                                 actual bad debts written off as uncollectible by Otsuka, its Affiliates or Sublicensees;

(b)                                 trade, quantity and cash discounts actually paid or granted;

(c)                                  refunds, chargebacks, allowances and other adjustments actually paid or granted that effectively reduce the net selling price;

(d)                                 rebates, product returns, credits, allowances, reimbursements and other adjustments actually paid or granted to customers in the ordinary course of business, including, without limitation, adjustments granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, and recalls;

(e)                                  rebates actually paid or granted to any Governmental Authority (or branch thereof) or to any Third Party payor, administrator or contractee;

(f)                                   rebates, credits, chargeback and prime vendor rebates, fees, reimbursements or similar payments or credits actually paid or granted to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations, and price reductions/adjustments required by law, regulations or contract;

(g)                                  transportation, freight and postage charges applicable to delivery of Licensed Products to a non-Sublicensee Third Party and other charges, such as insurance, relating thereto, in each case to the extent not reimbursed to Otsuka by a non-Sublicensee Third Party; and

(h)                                 taxes (including, without limitation, excise taxes, sales taxes and VAT), tariffs, customs duties, excises or other governmental charges upon or measured by the production, sale, transportation, delivery, import, export or use of goods, in each case to the extent not reimbursed to Otsuka by a non-Sublicensee Third Party, and excluding income taxes, withholding taxes and similar taxes.

Net Sales shall be determined from books and records maintained in accordance with Japan GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Licensed Product are giving rise to Net Sales.

If a Licensed Product is sold as part of a Combination Product (as defined below) in a country, the Net Sales of the Licensed Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by the fraction, A/(A+B), where:

A is the average sale price of the Licensed Product by Otsuka, its Affiliates or Sublicensees when sold separately in finished form in such country and B is the average sale price by Otsuka, its Affiliates or Sublicensees of the other product(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent Net Sales reporting period in which sales of both occurred.

In the event that such average sale price cannot be determined for both the Licensed Product and all other product(s) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other product(s) included in the Combination Product.  In such event, Otsuka shall in good faith propose to MethylGene an allocation of relative fair market value of the Licensed Product and all other product(s) included in the Combination Product, MethylGene shall in good faith consider such proposal, and the Parties shall seek to reach agreement on such allocation.  If the Parties are unable to reach such agreement within sixty (60) days after Otsuka provides such proposal, the issue shall be referred for binding resolution to a mutually agreeable individual (not affiliated with either Party) with expertise in the marketing and sales of similar pharmaceutical products (including, without limitation, experience in pricing and reimbursement), such resolution to occur within thirty (30) days after such referral.

As used in this Agreement, the term “Combination Product” means any pharmaceutical product containing a Selected Compound and one or more other active pharmaceutical ingredients.

1.45                        “Other Ophthalmic Indication”.  Other Ophthalmic Indication means the prevention, treatment, control, mitigation or palliation in humans of an ophthalmic disease, disorder or other medical condition other than those diseases, disorders and other medical conditions included in the Field, but expressly excluding the prevention, treatment, control, mitigation or palliation of all cancer Indications (including, without limitation, ocular cancer Indications), in each case using local delivery (as defined under Section 1.18) of active pharmaceutical agents to the eye.

1.46                        “Otsuka Background Intellectual Property”.  Otsuka Background Intellectual Property means any and all: (a) Know-How (i) that is necessary or useful for the discovery, research, Development or Manufacture of any Program Compound, and (ii) that Otsuka or any of its Affiliates Controls as of the Effective Date; and (b) Patent Rights that claim or disclose any of the Know-How described in the preceding subparagraph (a).

1.47                        “Otsuka Collaboration Intellectual Property”.  Otsuka Collaboration Intellectual Property means all Collaboration Intellectual Property other than MethylGene Collaboration Intellectual Property.  For the avoidance of doubt, Otsuka Collaboration Intellectual Property includes, without limitation, all Collaboration Intellectual Property that is (a) Formulation Technology or (b) Know-How that directly relates to the physicochemical property pharmacokinetics/pharmacodynamics relationship in ocular tissue that is, in the case of either (a) or (b), developed, conceived or created by, or otherwise comes into the Control of, Otsuka and/or its Affiliates, either alone or together with a Third Party.

1.48                        “Otsuka Intellectual Property”.  Otsuka Intellectual Property means the Otsuka Background Intellectual Property and the Otsuka Collaboration Intellectual Property.

1.49                        “Party”.  Party means either MethylGene or Otsuka; “Parties” means both MethylGene and Otsuka.

1.50                        “Patent Rights”.  Patent Rights means the rights and interest in and to all issued patents and pending patent applications in any country in the Territory, including, without limitation, all provisionals, divisionals, continuations, continuations-in-part, patents of addition, re-examinations, supplementary protection certificates, renewals, extensions, registrations or confirmation patents, restorations of patent terms, letters patent, and reissues thereof.

1.51                        “Person”.  Person means any natural person or any corporation, company, partnership, joint venture, firm, Governmental Authority or other entity, including, without limitation, a Party.

1.52                        “Phase I Clinical Trial”.  Phase I Clinical Trial means a human clinical trial in any country in the Territory that would satisfy the requirements of 21 C.F.R. § 312.21(a) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the United States of America.

1.53                        “Phase I/IIa Clinical Trial”.  Phase I/IIa Clinical Trial means a single clinical study meeting the requirements of a Phase I Clinical Trial and a Phase IIa Clinical Trial.

1.54                        “Phase II Clinical Trial”.  Phase II Clinical Trial means a human clinical trial in any country in the Territory that would satisfy the requirements of 21 C.F.R. § 312.21(b) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the United States of America.

1.55                        “Phase IIa Clinical Trial”.  Phase IIa Clinical Trial means a Phase II Clinical Trial conducted in patients with the primary endpoints of determining initial tolerance, safety and/or pharmacokinetic information in single dose, single ascending dose, multiple dose and/or multiple dose regimens.

1.56                        “Program Compound”.  Program Compound means a Compound either (a) set forth on Schedule 1.56, or (b) identified and synthesized by MethylGene and provided to Otsuka pursuant to Section 3.2(c).

1.57                        “Regulatory Approval”.  Regulatory Approval means the granting, whether through lapse of time or otherwise, by the FDA or by a comparable Regulatory Authority of approval to market a pharmaceutical product in a country in the Territory.

1.58                        “Regulatory Authority”.  Regulatory Authority means any Governmental Authority, including, without limitation, the FDA, EMEA or MHLW, with responsibility for granting licenses or approvals necessary for the marketing, manufacture and sale of pharmaceutical products in any country in the Territory.

1.59                        “Research Plan”.  Research Plan has the meaning set forth in Section 3.2(b).

1.60                        “Research Program”.  Research Program means the Parties’ collaboration on the identification, synthesis, characterization, screening and selection of Program Compounds with potential applicability in the Field, as detailed in the Research Plan.

1.61                        “Research Term”.  Research Term shall have the meaning set forth in Section 3.2(a).

1.62                        “SAR Know-How”.  SAR Know-How means all information, data and/or algorithms relating to the structural activity/toxicity relationship of a Research Compound or a Program Compound.

1.63                        “Selected Compound(s)”.  Selected Compound(s) means the Program Compound(s) selected by Otsuka pursuant to Section 3.5.

1.64                        “Senior Executive”.  Senior Executive means, with respect to MethylGene, the Chief Executive Officer of MethylGene, and with respect to Otsuka, the Director, Division of Dermatologicals & Ophthalmologicals of Otsuka.  “Senior Executives” means both of the foregoing officers of MethylGene and Otsuka.

1.65                        “Sublicensee”.  Sublicensee means a Third Party which has been granted a sublicense under the rights granted to Otsuka pursuant to Section 2.1(b) of this Agreement.

1.66                        “Sublicensee Income”.  Sublicensee Income means amounts received by Otsuka and its Affiliates from Sublicensees directly or indirectly in respect of rights granted to such Sublicensees pursuant to Section 2.1(b) of this Agreement, whether paid in cash, debt securities or otherwise including, without limitation: upfront payments, licensing fees, milestone payments, license maintenance fees, minimum annual royalties, commercialization payments, technology access fees, technology transfer fees, reimbursement for past expenditures incurred prior to the grant of the sublicense (including, without limitation, costs and expenses of patent prosecution but excluding legal costs to consummate a sublicense transaction), profit sharing payments, co-promotion fees, equity investments as consideration or inducement to enter into a sublicense and like payments.  Notwithstanding the foregoing, Sublicensee Income shall exclude royalties paid by such Sublicensee to Otsuka or its Affiliates with respect to Net Sales of Licensed Products.

1.67                        “Territory”.  Territory means all countries and territories of the world.

1.68                        “Third Party”.  Third Party means any Person other than MethylGene or Otsuka or any of their respective Affiliates.

1.69                        “Valid Claim”.  Valid Claim means any claim from (a) an issued and unexpired patent included within the MethylGene Background Patent Rights or the MethylGene Collaboration Patent Rights that has not been revoked or held unenforceable or invalid by a final decision of a court or other Governmental Authority of competent jurisdiction, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a patent application included within the MethylGene Background Patent Rights or the MethylGene Collaboration Patent Rights; provided, however, that such a claim within a patent application has not been finally canceled, withdrawn, or abandoned or has been pending for more than […***…] years from the date of its first examination in the applicable country in the Territory.

1.70                        Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition:	Section:
Additional Countries	Section 7.2(b)
Additional MethylGene Collaboration Patent Rights	Section 7.2(b)
Agents	Section 8.1
Common Shares	Section 6.1(a)
Confidential Information	Section 8.2
Confidentiality Agreements	Section 8.2
Effective Date	preamble
Indemnified Party	Section 10.3(a)
Indemnifying Party	Section 10.3(a)
Infringement Claim	Section 7.3(b)
MethylGene Background Patent Rights	Section 1.38
MethylGene Collaboration Patent Rights	Section 1.39
MethylGene Parties	Section 10.1
Otsuka Parties	Section 10.2
Paragraph IV Claim	Section 7.8(a)
Patent Prosecution Budget	Section 7.2(b)
Patent Prosecution Plan	Section 7.2(b)
Primary Third Party Patent Licenses	Section 6.6(d)(iii)(A)
Provisional Closing Date	Section 6.1(b)
Public Offering	Section 6.1(a)
Quarterly Research Fee	Section 6.3
Rest of World	Section 5.1(b)
Research Compound	Section 1.38
Royalty Term	Section 6.6(c)
Secondary Third Party Patent Licenses	Section 6.6(d)(iii)(B)
Securities Act	Section 6.1(a)
Selection Period	Section 3.5
Target Region	Section 5.1(a)
Term	Section 11.1
Third Party Claims	Section 10.1
Unreasonable Delay	Section 5.1(a)

ARTICLE II
GRANTS OF RIGHTS

2.1                               MethylGene Grants of Rights.

(a)                                 License Grants.

(i)                                     Research License.  Subject to Section 2.3, MethylGene hereby grants to Otsuka a co-exclusive (solely with respect to MethylGene), fully paid-up, royalty-free right and license, under the MethylGene Intellectual Property, to conduct Otsuka’s

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responsibilities under the Research Program in the Field in the Territory during the Selection Period.

(ii)                                  Development and Commercialization License.  MethylGene hereby grants to Otsuka an exclusive (even as to MethylGene), royalty-bearing right and license, under the MethylGene Intellectual Property, to (A) Develop Selected Compounds into Licensed Products intended for use in the Field in the Territory, and (B) make and have made, use, offer for sale, sell, have sold and import Selected Compounds and Licensed Products in the Field in the Territory.

(iii)                               Grant of Certain Jointly Developed MethylGene Collaboration Intellectual Property for use Outside the Field.  MethylGene hereby grants to Otsuka a perpetual, irrevocable, non-exclusive, fully paid-up, royalty-free right and license to use, solely outside the Field, MethylGene Collaboration Intellectual Property that (A) is (1) Formulation Technology or (2) Know-How that directly relates to the physicochemical property pharmacokinetics/pharmacodynamics relationship in ocular tissue, and (B) is jointly developed, conceived or created by or on behalf of MethylGene and/or its Affiliates, on the one hand, and by or on behalf of Otsuka and/or its Affiliates, on the other hand.

(b)                                 Sublicenses.

(i)                                     Otsuka shall have the right to grant sublicenses under the licenses to MethylGene Intellectual Property granted to Otsuka under Section 2.1(a)(i) (only with respect to CROs acting on behalf of Otsuka) and Section 2.1(a)(ii) to its Affiliates or to Third Parties without MethylGene’s prior written approval but with written notice to MethylGene.  Any sublicense granted by Otsuka pursuant to this Section 2.1(b)(i) shall be granted pursuant to a written agreement that subjects the Sublicensee to all relevant restrictions, limitations and obligations in this Agreement, including, without limitation, Sections 2.3 and Section 2.6.  Otsuka shall use Commercially Reasonable Efforts to monitor and enforce any such sublicense agreement with respect to such restrictions, limitations and obligations, and shall terminate such sublicense in the event the sublicensee fails to cure a material breach thereof.  Otsuka shall remain primarily responsible for the compliance by each of its Sublicensees with, all relevant restrictions and limitations in this Agreement.  Otsuka shall provide MethylGene with a copy of each sublicense agreement that Otsuka enters into within ten (10) Business Days following execution of such sublicense agreement.

(ii)                                  Otsuka shall have the right to grant sublicenses under the license to MethylGene Collaboration Intellectual Property granted to Otsuka under Section 2.1(a)(iii) to any of its Affiliates or to Third Parties without MethylGene’s prior written approval.

(c)                                  Non-Suit Covenant.  MethylGene hereby covenants that neither MethylGene nor any of its Affiliates or sublicensees will sue under or assert against Otsuka or its Affiliates or Sublicensees any Patent Right or Know-How that MethylGene comes to Control after the Effective Date for any activities by Otsuka, its Affiliates or Sublicensees undertaken in connection with the exercise of the licenses granted under Section 2.1(a)(i) or 2.1(a)(ii).

2.2                               Otsuka Grant of Rights.

(a)                                 License Grants.

(i)                                     Research License.  Otsuka hereby grants to MethylGene a non-exclusive, fully paid-up, royalty-free right and license, under the Otsuka Intellectual Property, to conduct MethylGene’s responsibilities under the Research Program in the Field in the Territory during the Research Term.

(ii)                                  Grant Outside the Field.  Subject to Section 11.6(a)(iv), Otsuka hereby grants to MethylGene a perpetual, irrevocable non-exclusive, fully paid-up, royalty-free right and license to use Otsuka Collaboration Intellectual Property solely outside the Field; provided that such right and license shall expressly exclude any right to use Otsuka Collaboration Intellectual Property that is Formulation Technology.

(b)                                 Sublicenses.  MethylGene shall have the right to grant sublicenses under the licenses to Otsuka Collaboration Intellectual Property granted to MethylGene under Section 2.2(a)(ii) to any of its Affiliates or to Third Parties without Otsuka’s prior written approval.

(c)                                  Non-Suit Covenant.  Otsuka hereby covenants that neither Otsuka nor any of its Affiliates or sublicensees will sue under or assert against MethylGene or any of its Affiliates or sublicensees any Patent Right or Know-How that Otsuka comes to Control after the Effective Date for any activities by MethylGene, its Affiliates or sublicensees undertaken in connection with the exercise of the license granted under Section 2.2(a)(i).

2.3                               Restriction on Use of MethylGene Intellectual Property.  Neither Otsuka nor any of its Affiliates or Sublicensees shall, alone or in collaboration with a non-Sublicensee Third Party, use MethylGene Intellectual Property to (a) engage in the synthesis and/or identification of compounds (other than scale-up of Program Compounds and Selected Compounds), or (b) research, develop, make, have made, use, offer for sale, sell, have sold or import one or more Compounds or products containing one or more Compounds in the Territory outside the Field, except as provided in Section 2.1(a)(iii) or Section 2.4.

2.4                               Right of First Refusal on Other Ophthalmic Indications.

(a)                                 In addition to the rights and licenses granted pursuant to Section 2.1, Otsuka shall have a limited right and license to conduct research activity during the Selection Period using Program Compounds, and, for a period of […***…], using Selected Compounds, to identify possible applications for such Program Compounds, or Selected Compounds, as applicable, in Other Ophthalmic Indications.  Otsuka shall regularly (and at least prior to each meeting of the JRDC) submit reasonably detailed reports on such research to MethylGene through the JRDC, and shall disclose with such reports material information and data arising out of such research.  MethylGene hereby grants to Otsuka a right of first refusal with respect to a worldwide, royalty-bearing license for the Development, Manufacture and Commercialization of Licensed Products for Other Ophthalmic Indications in the Territory (an “OOI License”).

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(b)                                 In the event that Otsuka desires to obtain an OOI License with respect to any Program Compound or Selected Compound, as applicable, Otsuka shall provide notice in writing to MethylGene of such desire together with a written offer for such OOI License.  The Parties shall then negotiate in good faith for […***…] days a definitive agreement with respect to such OOI License.  If the Parties do not execute a definitive agreement with respect to such OOI License within the […***…]day period described above or any extension thereof agreed upon by the Parties in writing, then MethylGene may offer to grant an OOI License with respect to such Program Compound or Selected Compound, as applicable, to any Third Party; provided, however, that MethylGene shall not offer such OOI License to any Third Party on terms or conditions that are more favorable to such Third Party than the terms and conditions last offered to Otsuka unless MethylGene first offers such more favorable terms and conditions to Otsuka as further contemplated below.

(c)                                  Subject to Section 2.4(b), in the event that MethylGene desires to grant an OOI License to Otsuka or to any Third Party, MethylGene shall first provide notice in writing to Otsuka of such desire together with a written offer for such OOI License.  The Parties shall then negotiate in good faith for […***…] days a definitive agreement with respect to such OOI License.  If the Parties do not execute a definitive agreement with respect to such OOI License within the […***…]-day period described above or any extension thereof agreed upon by the Parties in writing, then MethylGene may offer to grant an OOI License with respect to such Program Compound or Selected Compound, as applicable, to any Third Party; provided, however, that MethylGene shall not offer such OOI License to any Third Party on terms or conditions that are more favorable to such Third Party than the terms and conditions last offered to Otsuka unless MethylGene first offers such more favorable terms and conditions to Otsuka as contemplated in this Section 2.4(c).

(d)                                 Notwithstanding the foregoing, Otsuka’s right to request an OOI License under Section 2.4(b) and MethylGene’s obligation to offer Otsuka an OOI License under Section 2.4(c) shall terminate (i) with respect to Program Compounds, at the end of the six (6) month period (or longer than such period as mutually agreed to in writing by the Parties) following the Selection Period, and (ii) with respect to the Selected Compounds, at the end of the […***…] period (or longer than such period as mutually agreed to in writing by the Parties) following the […***…] period after the Selection Period.  Further notwithstanding the foregoing, MethylGene’s obligation to […***…].

2.5                               Rights Retained by the Parties.  Any rights of MethylGene or Otsuka, as the case may be, not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party.  Without limiting the generality of the foregoing, no right or license is granted under the MethylGene Intellectual Property to any compound that is not a Program Compound or a Research Compound.  In the event MethylGene or its Affiliates, pursuant to its retained rights, Develops, Manufactures or Commercializes any Selected Compounds outside the

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Field (directly or through sublicensees), MethylGene shall notify Otsuka thereof in writing, each Party shall thereafter promptly submit to the other Party, at no additional cost to such other Party, any preclinical and/or clinical data, related to safety of such Selected Compounds (as well as other post-clinical adverse event information) as may be necessary for such other Party to satisfy its safety reporting obligation to the Regulatory Authorities in the Territory.

2.6                               Exclusivity.

(a)                                 During the Term and, in the event this Agreement is terminated by MethylGene in accordance with Section 11.2, terminates in accordance with Section 11.3 or is terminated by Otsuka in accordance with Section 11.4 (unless such termination is made within thirty (30) days following Otsuka’s receipt of written notice of a Change of Control of MethylGene), for a […***…] year period immediately following the Term, neither Otsuka nor any of its Affiliates shall, alone or in collaboration with a Third Party, discover, research, Develop, Manufacture or Commercialize any Compound in the Field in the Territory (other than a Licensed Product pursuant to this Agreement during the Term), or grant a license to, or otherwise assist or authorize, any Third Party to discover, research, Develop, Manufacture or Commercialize any Compound in the Field in the Territory (other than a Licensed Product pursuant to this Agreement during the Term).

(b)                                 Subject to Section 11.5, during the Term and, in the event this Agreement is terminated by Otsuka in accordance with Section 11.2, for a […***…] year period immediately following the Term, neither MethylGene nor any of its Affiliates shall, alone or in collaboration with a Third Party, discover, research, Develop, Manufacture or Commercialize any Compound in the Field in the Territory, or grant a license to, or otherwise assist or authorize, any Third Party to discover, research, Develop, Manufacture or Commercialize any Compound in the Field in the Territory.

(c)                                  The restrictions set forth in this Section 2.6 shall not apply to the discovery, research, Development, Manufacture and/or Commercialization of a Compound in the Field in the Territory owned or controlled by an acquiror of MethylGene or Otsuka (or any affiliate of such acquiror that is not controlled by MethylGene or Otsuka), as the case may be; provided that, […***…].

ARTICLE III
RESEARCH PROGRAM AND DEVELOPMENT

3.1                               General.  Each of MethylGene and Otsuka shall use Commercially Reasonable Efforts to perform the Research Program in accordance with the Research Plan.  After the Research Term, Otsuka shall be solely responsible, at Otsuka’s sole discretion and expense, for the Development of Selected Compounds and Licensed Products in the Field.

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3.2                               Research Program.

(a)                                 Research Term.  The initial term of the Research Program shall commence on the Effective Date and continue for a period of eighteen (18) months.  Otsuka shall have the right to extend such term for up to two (2) consecutive renewal periods of six (6) months each.  Each renewal extension right may only be exercised upon written notice at least sixty (60) days prior to the end of the initial term or renewal term, as applicable.  Thereafter, Otsuka may request additional six (6)-month - extensions on at least ninety (90) days written notice to MethylGene, and MethylGene may grant or refuse such extensions in its sole discretion.  The initial term and subsequent extension terms are collectively referred to in this Agreement as the “Research Term.”

(b)                                 Research Plan.  Within […***…] days after the Effective Date, each of MethylGene and Otsuka shall prepare and submit to the JRDC a draft plan outlining such Party’s obligations under the Research Program.  The Parties shall review and consider such draft plans through the JRDC, and within thirty (30) days following such preliminary submissions the Parties shall agree on an initial Research Plan (including, without limitation, an identification and synthesis plan) which shall be attached as Schedule 3.2(b) hereto.  Thereafter, the Research Plan may be reviewed and amended by the JRDC in accordance with Section 3.3(c) and subject to Section 3.3(d).

(c)                                  MethylGene FTE Contributions.  During the Research Term, MethylGene shall provide […***…] FTEs to work on the Research Program, and Otsuka shall pay a Quarterly Research Fee for such FTEs as provided in Section 6.3.  MethylGene shall be responsible for and shall provide sufficient resources to complete all aspects of the Research Plan assigned to MethylGene (using in-house technology available at MethylGene), including, without limitation, identifying, synthesizing and characterizing Compounds with the potential for clinical application in the Field, characterizing tyrosine kinase inhibitory activity, and providing to Otsuka purity analysis data.  MethylGene shall have sole discretion in selecting Compounds synthesized by MethylGene in accordance with the Research Plan to provide to Otsuka for further screening; provided that: (i) MethylGene shall use Commercially Reasonable Efforts to identify, select and provide to Otsuka at least […***…] different Compounds (in addition to the Program Compounds set forth on Schedule 1.56 and Research Compounds set forth on Schedule 1.38-1) that may have clinical application in the Field, as set forth in Section 5.2; and (ii) the JRDC shall be the primary vehicle for discussing the selection of Compounds synthesized by MethylGene.  MethylGene shall require by written agreement that all personnel involved in the Research Program have entered into confidentiality and invention assignment agreements that are consistent with the provisions of this Agreement and shall be obligated to assign any rights they may have in any inventions resulting from such work to MethylGene.

(d)                                 Otsuka Contributions.  During the Research Term, Otsuka shall be responsible for and shall provide sufficient resources to complete all aspects of the Research Plan assigned to Otsuka, including, without limitation, the screening of Compounds and the conduct of efficacy and toxicology studies on Program Compounds identified by the JRDC and Otsuka for further study based on initial screening.  In addition, pursuant to the rights granted under Section 2.1(a)(i), Otsuka may use Research Compounds for the sole purpose of developing SAR Know-How for MethylGene’s use in identifying and synthesizing Program Compounds.  All

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research and Development work by Otsuka pursuant to the Research Program shall be at Otsuka’s sole expense.  Otsuka shall require by written agreement that all personnel involved in the Research Program have entered into confidentiality and invention assignment agreements that are consistent with the provisions of this Agreement and shall be obligated to assign any rights they may have in any inventions resulting from such work to Otsuka.  Otsuka shall use Commercially Reasonable Efforts to perform its obligations under the Research Plan and to ensure that all Otsuka personnel involved in the Research Program have sufficient training, expertise and experience.

3.3                               Joint Research and Development Committee.  The Parties hereby establish a joint research and development committee (the “JRDC”) to facilitate performance of the Research Program and discussion regarding the Development of Selected Compounds and to coordinate patent prosecution strategy with respect to Collaboration Intellectual Property.  During the Research Term, each of Otsuka and MethylGene shall attend each meeting of and otherwise participate in the JRDC; thereafter, MethylGene shall have the right, but not the obligation, to attend meetings of and otherwise participate in such committee; provided, however, that, for the avoidance of doubt, MethylGene is not entitled to vote with respect to matters decided at meetings after the Research Term that it does not attend (and that, except as otherwise expressly provided in this Agreement, such matters may be decided by a majority of the JRDC representatives attending such meeting).

(a)                                 Composition.  The JRDC shall be comprised of three (3) representatives of each Otsuka and MethylGene, respectively.  Each Party may change its representatives to the JRDC from time to time in its sole discretion, effective upon notice to the other Party of such change.  These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program.  Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JRDC meetings.  In the event any matter regarding patents will be considered at a meeting of the JRDC, written notice describing the matter will be provided to each Party at least […***…] days in advance of such meeting, and each Party may, at its discretion, invite an additional representative or consultant of such Party with expertise in patent matters to attend such meeting.  The JRDC shall be chaired by a representative of MethylGene and a representative of Otsuka on an alternating basis.  (For the avoidance of doubt, the addition of any representative or consultant shall not otherwise alter the Parties’ respective voting right as set forth in Section 3.3(d)).

(b)                                 Meetings.  The JRDC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once every […***…] months during the Research Term, with such meetings to take place one time at the facilities of each of MethylGene and Otsuka respectively during any single twelve (12) month period, and at agreed upon neutral locations for the remaining meetings during such twelve (12) month period.  Alternatively, the JRDC may meet by means of teleconference, videoconference or other similar communications equipment.  Without limiting the foregoing, either Party may also request that the JRDC meet within […***…] Business Days following such request to discuss time-sensitive issues including, without limitation, […***…], provided that such meetings may be by means of teleconference, videoconference or other similar communications equipment.  Each

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Party shall bear its own expenses related to the attendance of such meetings by its representatives.  Minutes shall be taken by MethylGene and Otsuka in turn with respect to each such meeting.  Such minutes shall be recorded in English and shall be approved and initialed by each Party within thirty (30) days following the applicable meeting.

(c)                                  Scope of Oversight.  The JRDC’s oversight responsibilities shall include the Research Program activities specified in the Research Plan, the technology transfer to be provided by MethylGene to Otsuka pursuant to Section 3.7(a), and formulation of a Patent Prosecution Plan and Patent Prosecution Budget in accordance with Section 7.2(a).  Within such scope the JRDC shall: (i) confer regarding the status of the Research Program and review progress reports submitted by the Parties pursuant to Section 3.4; (ii) review and approve amendments to the Research Plan; (iii) review data and information provided by Otsuka through the JRDC relating to initial screening of Program Compounds; (iv) address such other matters relating to the activities of the Research Program as either Party may bring before the JRDC; (v) discuss the status of Development activities and the Development reports submitted by Otsuka in accordance with Section 3.7(b); (vi) discuss such other matters relating to the Development of Selected Compounds and Licensed Products in the Field as either Party may bring before the JRDC; (vii) address matters relating to licenses from Third Parties necessary to Develop, Manufacture or Commercialize a Licensed Product; (viii) address any other patent matters as specifically contemplated in this Agreement; and (ix) attempt to resolve any disputes within the JRDC on an informal basis.  For the avoidance of doubt, although the JRDC may discuss matters relating to the Development of Selected Compounds and Licensed Products, the JRDC shall have no oversight, decision-making power or other control or authority over or relating to Development of Selected Compounds and Licensed Products shall be made exclusively by Otsuka in its sole discretion.

(d)                                 Decision-Making.  Each Party shall have collectively one (1) vote in all decisions of the JRDC and the Parties shall attempt to make decisions by consensus.  If the JRDC cannot reach consensus on any matter within the scope of its oversight, then, except with respect to matters expressly subject to MethylGene’s discretion as provided elsewhere in this Agreement, Otsuka shall have the final decision making authority (not subject to dispute resolution procedures herein) with respect to such dispute; provided that Otsuka shall not exercise its final decision-making authority in any manner that (i) increases MethylGene’s costs or other resource commitments under the Research Plan or this Agreement, (ii) requires or permits Otsuka to enter into a license with a Third Party the result of which would be a reduction of royalties otherwise payable to MethylGene pursuant to this Agreement, (iii) modifies the synthesis plan contained in the Research Plan, (iv) imposes on MethylGene a decision regarding the selection of Compounds synthesized by MethylGene to be provided to Otsuka for further screening; or (v) modifies the terms of this Agreement.  Disputes with respect to items (i) through (v) above shall be subject to resolution by the Senior Executives pursuant to Section 12.1, provided that (except with respect to (ii) above) neither Party has the final vote and further that the dispute shall not be otherwise subject to arbitration if the Senior Executives are unable to resolve such dispute.  For the avoidance of doubt, any dispute with respect to (ii) is subject to dispute resolution, including arbitration, as set forth in Section 12.1.

3.4                               Exchange of Information During Research Term.  During the Research Term, each Party shall regularly (and at least prior to each meeting of the JRDC) submit reasonably detailed written updates of such Party’s activities under the Research Plan to the other Party through the JRDC. Such written updates shall be in English.

3.5                               Selected Compounds.  During the Research Term, MethylGene shall use Commercially Reasonable Efforts to provide Otsuka with Lab Quantity Samples of at least […***…] different Program Compounds synthesized by MethylGene in accordance with the identification and synthesis plan set forth in the Research Plan.  For the avoidance of doubt, such […***…] Program Compounds are in addition to and do not include the Program Compounds or Research Compounds provided by MethylGene to Otsuka prior to the Effective Date.  At any time during the Research Term, Otsuka may request that MethylGene discontinue providing Lab Quality Samples of Program Compounds hereunder.  In the event Otsuka desires samples of Program Compounds that require larger scale synthesis than the scale necessary to produce Lab Quantity Samples, Otsuka shall notify MethylGene and the JRDC in writing.  The JRDC will determine, in consultation with MethylGene, whether such larger scale synthesis can be accomplished by MethylGene within the timeframe specified by Otsuka using the MethylGene FTEs allocated to the Research Program.  If the JRDC determines that such larger scale synthesis cannot be accomplished by MethylGene using the MethylGene FTEs allocated to the Research Program, then Otsuka will be permitted to conduct such larger scale synthesis at Otsuka’s manufacturing facilities, and MethylGene will engage in a technology transfer to enable such larger scale synthesis in accordance with Section 3.7(a).  Upon receipt of Lab Quantity Samples or larger samples produced through larger scale synthesis, Otsuka shall screen and evaluate such Program Compounds and determine in its sole discretion (after consultation with the JRDC) whether to pursue further Development, Manufacture and Commercialization of any Program Compounds.  If Otsuka desires to further Develop, Manufacture and Commercialize a Program Compound, Otsuka shall promptly notify MethylGene in writing and such Program Compound shall be deemed a “Selected Compound.” Otsuka may designate such Selected Compounds at any time during the Research Term or during the […***…]-day period following expiration of the Research Term (the Research Term together with such […***…]-day period, the “Selection Period”).  Otsuka shall have the right to select up to […***…] Selected Compounds for further Development, Manufacture and Commercialization in the Field.  If, during the Selection Period, Otsuka determines that its Development strategy in the Field would be enhanced by expanding the number of Selected Compounds, then Otsuka may request by written notice to MethylGene permission to select up to […***…] additional Selected Compounds out of the Program Compounds, which request MethylGene may grant or deny in its sole discretion, after giving such request reasonable consideration.  After the earlier of the date on which Otsuka has completed its selection of Selected Compounds or the expiration of the Selection Period, Otsuka shall return or destroy, at MethylGene’s direction, all samples of non-selected Program Compounds and all samples of Research Compounds.  Thereafter, such non-selected Program Compounds shall cease to be Program Compounds, and all Research Compounds shall cease to be Research Compounds, and with respect to all such former Program Compounds and Research Compounds Otsuka shall have no further rights.

3.6                               Expansion of the Field.  Upon at least […***…] days written notice to MethylGene prior to the expiration of the Research Term, Otsuka may request that the Field be expanded, on a Selected Compound by Selected Compound basis, to include oral administration,

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which request MethylGene may grant or deny in its sole discretion after considering such request.

3.7                               Post-Selection Activities.

(a)                                 Technology Transfer.  (i) During the Research Term, within […***…] days after Otsuka selects a Selected Compound, and within […***…] days after the earlier of the date on which Otsuka has completed its selection of all Selected Compounds or the expiration of the Selection Period; and (ii) otherwise at Otsuka’s request in the event the JRDC determines that Otsuka shall conduct larger scale synthesis of Program Compounds at Otsuka’s manufacturing facilities; MethylGene shall provide reasonable assistance to Otsuka, at […***…] cost to Otsuka, to effect the timely and orderly transfer to Otsuka of any Know-How then contained within MethylGene Intellectual Property necessary to permit Otsuka to Manufacture the Selected Compounds or Program Compounds, as applicable.  The items to be included in such technology transfer shall be discussed and determined by the JRDC.

(b)                                 Development Reports.  Prior to each JRDC meeting during the Research Term and at least biannually during the period after the Research Term and before the First Commercial Sale of a Licensed Product in each of the United States, Japan, and the EU, Otsuka shall provide MethylGene and the JRDC with a reasonably detailed report describing (i) Otsuka’s proposed Development activities (including, without limitation, proposed submissions to Regulatory Authorities) and (ii) the results of prior Development activities with respect to all Selected Compounds and Licensed Products in the United States, Japan and the EU. MethylGene shall be permitted to comment on Otsuka’s planned Development activities and Otsuka shall reasonably consider such comments; provided, however, that Otsuka shall have sole discretion regarding Development activities relating to Selected Compounds and Licensed Products.  All written materials provided to MethylGene pursuant to this Section 3.7(b) shall be in English.

ARTICLE IV
COMMERCIALIZATION

4.1                               General.  From and after the Effective Date, Otsuka shall be, subject to the provisions of Article V and MethylGene’s performance of its obligations under this Agreement including, without limitation, its post-selection obligations under Section 3.7, solely responsible for the Commercialization of Licensed Products in the Field in the Territory, including, without limitation, all costs and expenses relating thereto.

ARTICLE V
DILIGENCE

5.1                               Commercially Reasonable Efforts; Otsuka Diligence Obligations.

(a)                                 During the Term, Otsuka shall use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for and Commercialize at least one (1) Licensed Product in each of the United States, Japan and the EU (each a “Target Region”).  If, subject to Section 5.1(c), Otsuka fails to exercise Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for and Commercialize a Licensed Product in a Target Region, then MethylGene shall

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have the right to terminate this Agreement pursuant to Section 11.2 with respect to all Selected Compounds and Licensed Products solely in such Target Region.  Notwithstanding the foregoing, the cessation of efforts by Otsuka to Develop, obtain Regulatory Approval for and Commercialize at least one (1) Licensed Product in a Target Region for a period of longer than […***…] months because Otsuka has lost interest in or otherwise “shelved” all Licensed Products in such Target Region (an “Unreasonable Delay”) shall be deemed a failure to exercise Commercially Reasonable Efforts.  For the avoidance of doubt, Unreasonable Delay shall not include any cessation of such efforts pending any of the following:

(i)                                     the determination or response from any Regulatory Authority with respect to the Licensed Product anywhere in the Territory;

(ii)                                  the disposition or settlement of any litigation, administrative action or other claim or proceeding with respect to the Licensed Product anywhere in the Territory; or

(iii)                               the resolution of any Force Majeure event, including, without limitation, any Force Majeure Event concerning Otsuka’s current or prospective suppliers, manufactures or distributors.

(b)                                 MethylGene shall not have the right to terminate this Agreement in countries in the Territory outside the Target Regions (the “Rest of World”), unless and until MethylGene has terminated this Agreement pursuant to and in accordance with this Section 5.1 with respect to all of the Target Regions.

(c)                                  Notwithstanding the foregoing, MethylGene acknowledges and agrees that, to satisfy its obligations under this Section 5.1:

(i)                                     Otsuka need not Develop, obtain Regulatory Approval for and Commercialize the same Licensed Product (or the same Selected Compound), in each of the Target Regions;

(ii)                                  Otsuka need not Develop, obtain Regulatory Approval for and Commercialize a Licensed Product in each of the Target Regions concurrently and may proceed to address each Target Region serially in turn, in alternating fashion, concurrently or in any other manner as Otsuka may pursue in its sole discretion so long as it is using Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for or Commercialize a Licensed Product in all of the Target Regions in which Otsuka has not then obtained marketing approval from the applicable Regulatory Authority for a Licensed Product; and

(iii)                               with respect to the EU, Otsuka may pursue any methods consistent with Otsuka’s practices with respect to the Development, seeking Regulatory Approval for, and Commercializing similar products in the EU, or which otherwise constitute Commercially Reasonable Efforts with respect thereto in the EU, including, without limitation, pursuing such efforts in the EU on a centralized basis (e.g., through the EMEA) or by pursuing Regulatory Approval on a country-by-country basis (e.g., using the approvals obtained in one EU country as a basis of application for approval in other EU countries).

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5.2                               MethylGene Diligence Obligations.  MethylGene shall use Commercially Reasonable Efforts to identify, select and provide to Otsuka at least […***…] different Compounds (in addition to the Program Compounds set forth on Schedule 1.56 and Research Compounds set forth on Schedule 1.38-1) that may have clinical application in the Field in accordance with the Research Plan (or fewer than […***…] if Otsuka requests that MethylGene discontinue providing Compounds as provided in Section 3.5), as the same may be amended as provided in this Agreement, and to fulfill its obligations set forth in Section 3.2(c).  If MethylGene fails to exercise such Commercially Reasonable Efforts then Otsuka shall have the right to terminate this Agreement pursuant to Section 11.2.

ARTICLE VI
FINANCIAL PROVISIONS

6.1                               Equity.

(a)                                 Upon the closing of (i) a firm commitment underwritten public offering (a “Public Offering”) by MethylGene of its common shares, without par value (“Common Shares”), pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) a private PIPE sale transaction of Common Shares providing contractual rights to the purchasers for the registration of such Common Shares under the Securities Act within […***…] days following the closing thereof (a “PIPE Transaction”), MethylGene shall issue and sell to Otsuka, and Otsuka shall purchase from MethylGene, Common Shares for an aggregate purchase price of Three Million Dollars ($3,000,000) at a purchase price per share equal to either (x) the initial price per share to the public in such Public Offering or (y) the price per share paid by purchasers in such PIPE Transaction, as applicable.  For purposes hereof, the term “Offering” shall mean either a Public Offering or a PIPE Transaction, as applicable.  The foregoing sale and purchase of Common Shares is subject to the following additional conditions: (A) the aggregate gross proceeds to MethylGene in the Offering are at least Ten Million Dollars ($10,000,000) (excluding any purchase by Otsuka), (B) the Common Shares are listed on the New York Stock Exchange, a Nasdaq Stock Market or the American Stock Exchange in connection with the Offering, and (C) the Offering occurs within eighteen (18) months following the Effective Date.

(b)                                 If no such Offering occurs within eighteen (18) months following the Effective Date, then MethylGene shall issue and sell to Otsuka, and Otsuka shall purchase from MethylGene, on a date (the “Provisional Closing Date”) within […***…] days days following the end of the eighteen (18) month period following the Effective Date, Common Shares listed on the Toronto Stock Exchange (the “TSX”) for an aggregate purchase price of One Million Five Hundred Thousand Dollars ($1,500,000) at a purchase price per share equal to one hundred twenty percent (120%) of the […***…] trading price of the Common Shares on the TSX over the […***…] trading day period ending on the trading day immediately preceding the Provisional Closing Date.

(c)                                  It is understood and agreed that only one issuance and sale of Common Shares shall be required pursuant to this Section 6.1 and that MethylGene shall bear its own costs associated with such documentation, issuance and sale.

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6.2                               Initial License Payments.  Otsuka will make an initial non-refundable, non-creditable license payment to MethylGene of Two Million Dollars ($2,000,000) payable as follows: (a) One Million Dollars ($1,000,000) no later than ten (10) Business Days after the Effective Date; and (b) One Million Dollars ($1,000,000) on or before April 30, 2008.

6.3                               Research Program.  On or before the tenth (10th) day after the close of each Calendar Quarter of the Research Term or portion thereof, as applicable, MethylGene shall provide to Otsuka an invoice for the Quarterly Research Fee for such Calendar Quarter, together with a written report (which report shall also serve as or may be part of the report to be provided to the JRDC in accordance with Section 3.4) summarizing MethylGene’s activities under the Research Program during the preceding Calendar Quarter, […***…] FTEs engaged and […***…] allocated to each major activity.  Within ten (10) days of receiving such report, Otsuka shall pay MethylGene a Quarterly Research Fee for the applicable Calendar Quarter of the Research Term.  As used in this Agreement, “Quarterly Research Fee” means the amount determined by multiplying the FTE Rate by the […***…] FTEs to be provided by MethylGene pursuant to Section 3.2(c) during the applicable Calendar Quarter or portion thereof of the Research Term.

6.4                               Event Milestone Payments.  Otsuka shall make non-refundable, non-creditable payments to MethylGene as set forth below not later than fifteen (15) Business Days after the earliest date on which the corresponding milestone event set forth below is achieved by Otsuka, its Affiliate or Sublicensee with respect to each Selected Compound or Licensed Product, as applicable:

Milestone Event	Payment
[…***…]	[…***…]
[…***…][…***…][…***…][…***…][…***…]	[…***…][…***…][…***…][…***…][…***…]
[…***…]	[…***…]
[…***…]	[…***…]

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Milestone Event	Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…][…***…][…***…][…***…][…***…]	[…***…][…***…][…***…][…***…][…***…]
[…***…]	[…***…]
[…***…]	[…***…]

Notwithstanding the foregoing, no milestone set forth above shall be paid a second time, although a second Selected Compound has achieved such milestone, until […***…].  Similarly, no milestone set forth above shall be paid with respect to a third Selected Compound to achieve said milestone until […***…], and so on with respect to each additional Selected Compound such that milestones will be payable on each Selected Compound only after each previous Selected Compound to have achieved the same milestone has also achieved […***…].

6.5                               Sales Milestone Payments.  In addition to all other amounts payable under this Agreement, Otsuka shall make non-refundable, non-creditable milestone payments to MethylGene upon the first achievement of each of the corresponding milestone events on a Selected Compound by Selected Compound basis by all Licensed Products containing the Selected Compound:

Milestone Event	Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

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Each of the above milestone payments shall be due and payable by Otsuka simultaneously with the royalties for the Calendar Quarter immediately following the Calendar Quarter in which such milestone is achieved.

6.6                               Licensed Product Royalties.

(a)                                 Net Sales by Otsuka and Affiliates.  Otsuka shall pay to MethylGene royalties on Calendar Year Net Sales in the Territory as follows on a Licensed Product by Licensed Product basis:

Calendar Year Net Sales of the Licensed Product by Otsuka, its Affiliates and Sublicensees	Royalty Rate
Less than or equal to […***…]	[…***…]
Greater than […***…] and less than or equal to […***…]	[…***…]
Greater than […***…] and less than or equal to […***…]	[…***…]
Greater than […***…]	[…***…]

Royalties under this Section 6.6(a) on Net Sales of a Licensed Product in the Territory in a Calendar Year shall be paid at the rate applicable to the portion of Net Sales within each of the Net Sales levels during such Calendar Year.  For example, if, during a Calendar Year, worldwide Net Sales of a Licensed Product were equal to $[…***…], then the royalties payable by Otsuka would be calculated by adding (i) the royalties with respect to the first $[…***…] at the first-level percentage of […***…], and (ii) the royalties with respect to the next $50,000,000 at the second-level percentage of […***…], for a total royalty of […***…].  For purposes of this Section 6.6(a) all Licensed Products containing the same Selected Compound shall be deemed to be the same Licensed Product.

(b)                                 Net Sales by Sublicensees.  Notwithstanding the foregoing, if in any given Calendar Quarter the amount equal to […***…] of Otsuka’s royalty receipts from any Sublicensee is greater than the royalty amount otherwise payable on such Sublicensee’s Net Sales as calculated in accordance with Section 6.6(a) (after giving effect to any reductions in accordance with Section 6.6(d)), then, with respect to Net Sales of such Sublicensee, Otsuka shall pay to MethylGene an amount equal to […***…] of Otsuka’s royalty receipts from such Sublicensee in lieu of royalties otherwise payable on such Sublicensee’s Net Sales as calculated in accordance with Section 6.6(a).  Notwithstanding the foregoing, Net Sales of Sublicensees shall be included in the total Net Sales of a Licensed Product for purposes of determining whether the sales milestones set forth in Section 6.5 have been achieved, and for purposes of determining royalty tiers under Section 6.6(a), regardless of whether Otsuka pays MethylGene […***…] of Otsuka’s royalty receipts from such Sublicensee or royalties calculated in accordance with Section 6.6(a).

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(c)                                  Royalty Term.  Otsuka’s royalty obligations to MethylGene under this Section 6.6 shall commence on a country-by-country and Licensed Product-by-Licensed Product basis on the Effective Date and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis on the later of: (i) the expiration of the last Valid Claim Covering such Licensed Product in such country, or (ii) the […***…] anniversary of the date of the First Commercial Sale by Otsuka or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party of such Licensed Product in such country (the “Royalty Term”).

(d)                                 Royalty Adjustments.

(i)                                     Absence of Valid Claims.  During the Royalty Term, following the expiration in a particular country of the last to expire Valid Claim Covering a particular Licensed Product, or in countries where there is no Valid Claim Covering such Licensed Product, the royalties otherwise payable pursuant to Section 6.6(a) with respect to such Licensed Product in such country will be […***…] of the applicable royalty rate under Section 6.6(a) for the applicable portion of the Royalty Term.

(ii)                                  Royalty Adjustment for Generic Products.  If, for […***…] Calendar Quarters, there is Generic Competition in a particular country in which Otsuka, its Affiliate or Sublicensee is selling a Licensed Product, then for such country the royalties payable pursuant to Section 6.6(a) shall be reduced by […***…] for the remainder of the Royalty Term.

(iii)                               Third Party Royalties.

(A)                               On a Licensed Product by Licensed Product and country by country basis, if (1) the JRDC, subject to Section 3.3(d), reasonably determines that, in order to practice the subject matter of […***…] or […***…] in the Field and avoid infringement of any […***…], it is necessary to obtain a license from a Third Party and to pay a royalty under such license (including, without limitation, in connection with settlement or avoidance of a patent infringement claim or dispute), or (2) Otsuka is subject to a final court or other binding order or ruling or a decision made or agreed to by MethylGene or pursuant to Article XII requiring the payment of a royalty to a Third Party patent holder in order to practice the subject matter of […***…]or[…***…] in the Field (“Primary Third Party Patent Licenses”), […***…] of any royalty paid under Primary Third Party Patent Licenses by […***…] shall be […***…] against […***…] hereunder; provided, however, in no event shall such credit cause the royalties paid to MethylGene for any particular Calendar Quarter to be reduced by more than […***…].

(B)                                                                                                                                                                               On a Licensed Product by Licensed Product and country by country basis, if (1) the JRDC, subject to Section 3.3(d), reasonably determines that, in order to […***…] a Licensed Product in the Field (but not in order to practice the subject matter of […***…] or[…***…]) and avoid infringement of any […***…], it is necessary to obtain a license from a Third Party and to pay a royalty under such license

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(including, without limitation, in connection with settlement or avoidance of a patent infringement claim or dispute), or (2) Otsuka is subject to a final court or other binding order or ruling or a decision made or agreed to by MethylGene or pursuant to Article XII requiring the payment of a royalty to a Third Party patent holder in order to […***…] a Licensed Product in the Field (but not in order to practice the subject matter of the […***…] or[…***…]) (“Secondary Third Party Patent Licenses”), […***…] of any royalty paid under Secondary Third Party Patent Licenses by […***…] shall be […***…] against […***…] hereunder; provided, however, in no event shall such credit cause the royalties paid to MethylGene for any particular Calendar Quarter to be reduced by more than (x) […***…] of Net Sales with respect to the first […***…] in Net Sales in a Calendar Year, or (y) […***…] of Net Sales with respect to Net Sales in excess of […***…] in a Calendar Year.

(iv)                              Royalty Reduction for Patent Prosecution Costs.  […***…] of any costs paid by Otsuka in respect of the preparation, filing, prosecution or maintenance by MethylGene of MethylGene Collaboration Patent Rights filed in Additional Countries in accordance with Section 7.2(e) shall be […***…] creditable against royalties payable to MethylGene hereunder with respect to all Licensed Products Covered by such MethylGene Collaboration Patent Rights in such Additional Countries; provided, however, in no event shall such credit cause the royalties paid to MethylGene for any particular Calendar Quarter to be reduced by more than […***…].

(v)                                 Aggregate Royalty Reductions.  Notwithstanding anything to the contrary in this Section 6.6(d), in no event shall the royalties otherwise payable under Section 6.6(a) with respect to any given Net Sales of a Licensed Product in a country in the Territory be reduced, as a result of the royalty reduction provisions of Sections 6.6(d)(i), 6.6(d)(ii), 6.6(d)(iii)(A), 6.6(d)(iii)(B) and 6.6(d)(iv), to be less than […***…] of the royalties otherwise payable under Section 6.6(a).

6.7                               Sublicensee Income.  In addition to the milestones and royalties set forth above, Otsuka shall pay MethylGene […***…] of all Sublicensee Income received by Otsuka and its Affiliates.

6.8                               Reports; Payments.  Within sixty (60) days after the end of each Calendar Quarter during which there are Net Sales or Sublicensee Income giving rise to a payment obligation under Section 6.6 or Section 6.7, Otsuka shall submit to MethylGene a report identifying, for each Licensed Product on a country-by-country basis, (a) gross sales for such Licensed Product for each country for such Calendar Quarter, the deductions from gross sales used in calculating Net Sales and the resulting calculation of royalties (including offsets or reductions pursuant to Section 6.6(d)) payable to MethylGene; (b) any sales milestones payable to MethylGene pursuant to Section 6.5, and (c) any Sublicensee Income received by Otsuka during such quarter, together with a calculation of that portion payable to MethylGene.  Concurrently with each such report, Otsuka shall pay to MethylGene all sales milestones, royalties and Sublicensee Income payable by it under Sections 6.5, 6.6 and 6.7.  In the event that there are any royalty rate adjustments to be made pursuant to this Article VI (including, without

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limitation, any volume based royalty rate increases under Section 6.6(a) and any royalty rate reductions under Section 6.6(d)), that cannot be reflected in the report and payment to be submitted within sixty (60) days after the end of the Calendar Quarter in which the triggering event has occurred (as contemplated in the first sentence to this Section 6.8), such adjustments shall be implemented within sixty (60) days after the end of the Calendar Year following the Calendar Year in which the triggering event occurs.

6.9                                                                               Books and Records; Audit Rights.  Otsuka shall keep reasonably complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales, Sublicensee Income and payments required by Sections 6.5, 6.6 and 6.7.  MethylGene shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by MethylGene and reasonably acceptable to Otsuka, review any such records of Otsuka in the location(s) where such records are maintained by Otsuka upon reasonable notice (which shall be no less than fourteen (14) days prior notice) and during Otsuka’s regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 6.5, 6.6 and 6.7 within the three (3)-year period preceding the date of the request for review.  The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by Otsuka during such period is accurate or inaccurate and the actual amounts of Net Sales and Sublicensee Income and royalties and other payments due for such period.  Otsuka shall receive a copy of each such report concurrently with receipt by MethylGene.  Should such inspection lead to the discovery of a discrepancy to MethylGene’s detriment, Otsuka shall pay within ten (10) Business Days after its receipt from the accounting firm of the certificate the amount of the discrepancy.  […***…] shall pay the full cost of the review unless the underpayment is greater than […***…] of the amount due for any Calendar Year, in which case […***…] shall pay the reasonable cost charged by such accounting firm for such review.

6.10                        Taxes.  MethylGene shall pay any and all taxes levied on account of payments it receives under this Agreement.  If laws or regulations require that taxes be withheld, Otsuka will (a) deduct those taxes from the remittable payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to MethylGene within thirty (30) days after receipt by Otsuka of confirmation of payment from the relevant taxing authority.  Otsuka will reasonably cooperate with MethylGene to obtain the benefit of any applicable tax law or treaty, including, without limitation, the pursuit of any refund or credit of such tax to MethylGene.  Notwithstanding the foregoing, payments made pursuant to Section 6.2 and payments with respect to milestones (a) and (b) under Section 6.4, and only such payments, shall be grossed up as necessary so that the amounts received by MethylGene, after any required withholding taxes payable to applicable taxing authorities, are the amounts shown in such Sections and, accordingly, Otsuka’s obligation set forth in subclause (c) above shall not apply with respect to such payments.

6.11                        United States Dollars.  All dollar ($) amounts specified in this Agreement are United States dollar amounts.

6.12                        Payment Method and Currency Conversion.  All payments to be made by Otsuka to MethylGene shall be in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at

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Otsuka’s election, to a bank account designated by MethylGene in writing from time to time.  For the purposes of determining whether any sales milestone payment under Section 6.5 is payable or the amount of royalties due for the relevant Calendar Quarter under Section 6.6, the amount of Net Sales in any foreign currency shall be converted into United States dollars in a manner consistent with Otsuka’s normal practices used to prepare its audited financial reports; provided that such practices use a widely accepted source of published exchange rates.

6.13                        Late Payments.  If a Party shall fail to make a timely payment of any amounts that are not subject to a good-faith dispute pursuant to the terms of this Agreement, interest shall accrue on the past due amount at the rate of […***…] over the prime rate of interest reported in The Wall Street Journal (U.S. East Coast Edition) for the date such amount was due, computed for the actual number of days the payment was past due.

ARTICLE VII
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION
AND RELATED MATTERS

7.1                               Ownership of Inventions.

(a)                                 Background Intellectual Property.  MethylGene shall be the sole and exclusive owner of the MethylGene Background Intellectual Property.  Otsuka shall be the sole and exclusive owner of the Otsuka Background Intellectual Property.

(b)                                 Collaboration Intellectual Property.

(i)                                     MethylGene Collaboration Intellectual Property.  The Parties intend that MethylGene shall be the sole and exclusive owner of all MethylGene Collaboration Intellectual Property.  To this end, Otsuka hereby assigns and agrees to assign or, if applicable, cause its Affiliates to assign to MethylGene, for no additional consideration, all of Otsuka’s and its Affiliates’ right, title and interest to any such MethylGene Collaboration Intellectual Property.

(ii)                                  Otsuka Collaboration Intellectual Property.  The Parties intend that Otsuka shall be the sole and exclusive owner of all Otsuka Collaboration Intellectual Property.  To this end, MethylGene hereby assigns and agrees to assign or, if applicable, cause its Affiliates to assign to Otsuka, for no additional consideration, all of MethylGene’s and its Affiliates’ right, title and interest to such Otsuka Collaboration Intellectual Property.

(iii)                               In furtherance of the foregoing, each of the Parties assigning rights pursuant to this Section 7.1(b) agrees to execute such documents and provide such other reasonable assistance as the non-assigning Party may reasonably request in order to document, record and perfect such assignment and the non-assigning Party’s rights and interests in the rights so assigned including, without limitation, executing, and causing their Affiliates and their respective employees and agents to execute, patent assignment documents in connection with the filing of any patent application within the MethylGene Collaboration Patent Rights or the Patent Rights contained in the Otsuka Collaboration Intellectual Property, as applicable.

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7.2                               Prosecution and Maintenance of Patent Rights.

(a)                                 Background Patent Rights.  MethylGene shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain MethylGene Background Patent Rights; provided, however that MethylGene shall not, during the Term, abandon any MethylGene Background Patent Right that Covers a Program Compound, Selected Compound or Licensed Product.  Otsuka or its Affiliate, as applicable, shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain Patent Rights contained in the Otsuka Background Intellectual Property.

(b)                                 Patent Prosecution Plan and Budget.  The JRDC shall discuss and formulate a strategy for prosecution and maintenance of Patent Rights with respect to patentable inventions contained in Collaboration Intellectual Property, which, if prosecuted, would disclose or claim a composition of matter comprising a Compound and/or a use of a Compound in the Field and would, therefore, constitute MethylGene Collaboration Patent Rights (the “Patent Prosecution Plan”).  The Patent Prosecution Plan shall include plans for the filing, prosecution and maintenance of MethylGene Collaboration Patent Rights in the Major Countries and in any countries other than the Major Countries as may be requested by Otsuka in writing (“Additional Countries”), together with a budget for such filing, prosecution and maintenance activities (the “Patent Prosecution Budget”).  The Patent Prosecution Plan shall in no way limit MethylGene’s right to file patent applications with respect to inventions contained in Collaboration Intellectual Property that are not contemplated by the Patent Prosecution Plan, so long as such patent applications would, when filed, constitute MethylGene Collaboration Patent Rights (“Additional MethylGene Collaboration Patent Rights”); provided, however, that MethylGene makes reasonable and timely reports and disclosures to the JRDC, and otherwise coordinates with the JRDC, with respect to matters concerning the Additional MethylGene Collaboration Patent Rights that may affect or impact the preparation, prosecution, maintenance, defense or enforcement of Patent Rights covered by the Patent Prosecution Plan including, without limitation, issues with respect to claim priority and the management of foreign counterparts within a patent family.  In no event shall Otsuka be responsible for costs associated with the filing, prosecution and maintenance of such Additional MethylGene Collaboration Patent Rights, notwithstanding anything in Section 7.2(e).

(c)                                  First Right to Prosecute.  MethylGene shall have the first right, but not the obligation, to prepare, file, prosecute and maintain MethylGene Collaboration Patent Rights in the Field in the Territory in accordance with the Patent Prosecution Plan, using counsel of MethylGene’s choice reasonably acceptable to Otsuka, including, without limitation, Keown and Zucchero, LLP. MethylGene promptly shall forward to Otsuka copies of any substantive correspondence and actions prepared for or received from the U.S. Patent and Trademark Office or any foreign patent office that may materially affect MethylGene Collaboration Patent Rights identified in the Patent Prosecution Plan.  MethylGene shall provide Otsuka with a reasonable opportunity to comment on all draft filings for the prosecution and maintenance of such MethylGene Collaboration Patent Rights, including, without limitation, all associated prosecution, patent application filings, interference, opposition, re-examination, re-issue, revocation and invalidity proceedings, prior to and sufficiently in advance of their submission to the relevant patent authority.  MethylGene shall in good faith consider all such comments by Otsuka.  On the reasonable request of MethylGene, Otsuka shall cooperate, in all reasonable ways, in connection with the prosecution of all patent applications included within such MethylGene Collaboration Patent Rights.  With respect to the preparation, filing, prosecution and maintenance of MethylGene Collaboration Patent Rights included in the Patent Prosecution Plan, MethylGene shall not incur costs in excess of the Patent Prosecution Budget without the prior approval of the JRDC or Otsuka, which approval shall not be unreasonably withheld or delayed.

(d)                                 Step-In Right.  Should MethylGene decide that it is no longer interested in maintaining or prosecuting a particular MethylGene Collaboration Patent Right identified in the Patent Prosecution Plan or elects not to file a particular MethylGene Collaboration Patent Right identified in the Patent Prosecution Plan, it shall promptly notify Otsuka of such decision.  Such notification will be given as early as possible which in no event will be less than thirty (30) days prior to the date on which such patent application(s) would become abandoned.  Thereafter, if such MethylGene Collaboration Patent Right Covers a Program Compound, Selected Compound or Licensed Product and/or its use in the Field, Otsuka may assume such prosecution and maintenance at its sole expense by written notice to MethylGene, in which event such MethylGene Collaboration Patent Right shall be promptly assigned by MethylGene to Otsuka and MethylGene shall execute such documents, and provide such assistance, in documenting such assignment in accordance with Section 7.1(b)(iii).

(e)                                  Prosecution Costs.  That portion of costs and expenses for the preparation, filing, prosecution and maintenance of MethylGene Collaboration Patent Rights or MethylGene Background Patent Rights for which Otsuka is responsible in accordance with (i), (ii) or (iii) below shall be payable by Otsuka within thirty (30) days following receipt of an invoice therefor from MethylGene.

(i)                                     Prior to Selection.  With respect to costs and expenses for the preparation, filing, prosecution and maintenance of MethylGene Collaboration Patent Rights identified in the Patent Prosecution Plan or MethylGene Background Patent Rights, in each case incurred after the Effective Date but prior to the identification of all Selected Compounds by Otsuka, Otsuka shall pay:

(A)                               […***…] of MethylGene’s direct, out-of-pocket costs incurred in countries covered by the Patent Prosecution Plan with respect to MethylGene Background Patent Rights that, at the time such costs are incurred, Cover a Program Compound;

(B)                               […***…] of such costs with respect to such MethylGene Collaboration Patent Rights in Major Countries that, at the time such costs are incurred, Cover a Program Compound and include any claim for any use outside the Field;

(C)                               […***…] of such costs with respect to such MethylGene Collaboration Patent Rights in Major Countries that, at the time such costs are incurred, Cover a Program Compound and do not include any claim for any use outside the Field; and

(D)                               […***…] of such costs with respect to such MethylGene Collaboration Patent Rights in Additional Countries, subject to the right of offset against royalties in Section 6.6(d)(iv).

(ii)                                  After Selection.  With respect to costs and expenses for the preparation, filing, prosecution and maintenance of MethylGene Collaboration Patent Rights identified in the Patent Prosecution Plan or MethylGene Background Patent Rights in each case incurred after the identification of all Selected Compounds by Otsuka, Otsuka shall pay:

(A)                               […***…] of MethylGene’s direct, out-of-pocket costs incurred in countries covered by the Patent Prosecution Plan with respect to MethylGene Background Patent Rights that, at the time such costs are incurred, Cover a Selected Compound;

(B)                               […***…] of such costs with respect to such MethylGene Collaboration Patent Rights in Major Countries that, at the time such costs are incurred, Cover a Selected Compound and include any claim for any use outside the Field;

(C)                               […***…] of such costs with respect to such MethylGene Collaboration Patent Rights in Major Countries that, at the time such costs are incurred, Cover a Selected Compound and do not include any claim for any use outside the Field; and

(D)                               […***…] of such costs with respect to such MethylGene Collaboration Patent Rights in Additional Countries, subject to the right of offset against royalties in Section 6.6(d)(iv).

Notwithstanding anything in this Agreement to the contrary, after Otsuka selects all of the Selected Compounds, Otsuka shall have no further responsibility to pay any costs or expenses related to the preparation, filing, prosecution, or maintenance of Patent Rights within the MethylGene Background Patent Rights or MethylGene Collaboration Patent Rights that do not Cover any Selected Compounds, and any obligations of MethylGene or rights of Otsuka with respect to such Patent Rights shall cease.

(iii)                               Reimbursement of Costs Prior to Effective Date.  Otsuka shall, within ten (10) Business Days following the Effective Date, reimburse MethylGene the amounts set forth on Schedule 7.2(e)(iii), which MethylGene represents and warrants equal […***…] of MethylGene’s out-of-pocket costs and expenses incurred prior to the Effective Date in connection with the National Phase filing for […***…] in[…***…].

(iv)                              Sharing of Costs Post-MethylGene Product Launch.  Notwithstanding the foregoing Sections 7.2(e)(i) and (ii), with respect to any MethylGene Collaboration Patent Right for which Otsuka is otherwise responsible for […***…] of the costs and expenses for the preparation, filing, prosecution and maintenance pursuant to Sections 7.2(e)(i) and (ii), in the event MethylGene launches a product Covered by such MethylGene Collaboration Patent Right in a particular country, then MethylGene shall pay […***…] of all costs and expenses for prosecution and maintenance of such MethylGene Collaboration Patent Right in such country incurred after the first commercial sale

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by MethylGene of such Covered product.  MethylGene shall provide Otsuka with written notice of its intent to launch such a product at least thirty (30) days prior to the anticipated launch date.

7.3                               Third Party Infringement.

(a)                                 Background Patent Rights.  MethylGene shall have the sole right, but not the obligation, to initiate a suit or take other action to protect or otherwise enforce MethylGene Background Patent Rights against infringement by Third Parties.  Otsuka or its Affiliate, as applicable, shall have the sole right, but not the obligation, to initiate a suit or take other action to protect or otherwise enforce Patent Rights contained in the Otsuka Background Intellectual Property against infringement by Third Parties.

(b)                                 Notice of Infringement of MethylGene Collaboration Patent Rights.  Each Party shall promptly report in writing to the other Party during the Term any infringement of any of the MethylGene Collaboration Patent Rights in the Field (an “Infringement Claim”) of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement.

(c)                                  Initial Right to Enforce.  Subject to Section 7.3(d), MethylGene shall have in its sole discretion the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement of) or otherwise enforce the MethylGene Collaboration Patent Rights relating to a Selected Compound or Licensed Product in the Field in the Territory.  Otsuka shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by MethylGene; provided that MethylGene shall promptly reimburse all out-of-pocket expenses (including, without limitation, reasonable counsel fees and expenses) actually incurred by Otsuka in connection with such cooperation.

(d)                                 Step-In Right.  If MethylGene does not initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to Section 7.3(c) within ninety (90) days following receipt of notice of an Infringement Claim pursuant to Section 7.3(b), then Otsuka shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the MethylGene Collaboration Patent Rights relating to a Selected Compound or Licensed Product in the Field in the Territory.  MethylGene shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Otsuka; provided that Otsuka shall promptly reimburse all out-of-pocket expenses (including, without limitation, reasonable counsel fees and expenses) actually incurred by MethylGene in connection with such cooperation.

(e)                                  Conduct of Certain Actions; Costs.  At the request and expense of the Party bringing an infringement action under this Section 7.3, the other Party agrees to be joined as a party to the suit if necessary for the initiating Party to bring or maintain an infringement action hereunder and to provide reasonable assistance in any such action.  Neither Party may settle any action or proceeding brought under this Section 7.3 in a manner that materially adversely affects the other Party’s interest in the MethylGene Collaboration Patent Rights, without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed.  Each Party shall always have the right to be represented by counsel of its

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own selection and its own expense in any suit or other action instituted by the other Party pursuant to this Section 7.3 for infringement in the Field.

(f)                                   Recoveries.  Any amounts recovered as a result of an action pursuant to this Section 7.3, whether by settlement or judgment, shall be allocated first to reimburse each Party for any costs and expenses incurred by such Party in connection with such action (and not otherwise reimbursed).  Any remaining recovery that is related to a Selected Compound or Licensed Product in the Field in the Territory shall be treated […***…].  Recoveries not related to a Selected Compound or Licensed Product in the Field in the Territory shall be retained by the recovering Party.

7.4                               Infringement Claims Against Otsuka or MethylGene.  If a Third Party asserts that a Patent Right or other right owned or controlled by such Third Party is infringed by a Party’s or its Affiliate’s or sublicensee’s activities in the Field, the Party first obtaining knowledge of such a claim shall immediately provide the other Party with notice thereof and the related facts in reasonable detail.  The Party against whom (or against whose Affiliate or sublicensee) such infringement claim is brought shall control the defense of such claim, unless the Parties mutually agree to jointly defend against such claim.  Each Party shall, and each shall cause its Affiliates to, cooperate fully with the other Party in its efforts to defend against such claim and shall agree to be a party in any suit, if requested.  Any settlement of such a claim that would admit liability on the part of a non-defending Party or any of its Affiliates shall be subject to such non-defending Party’s prior written approval, such approval not to be unreasonably withheld or delayed.  Each Party shall control and bear the expense of its own defense of any Third Party claim of infringement.

7.5                               Patent Invalidity Claim.  Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against a MethylGene Collaboration Patent Right of which it becomes aware, including, without limitation, any nullity, revocation, reexamination, invalidity, unenforceability or compulsory license proceeding.  MethylGene shall have the first right, but not the obligation, to defend against any such action involving a MethylGene Collaboration Patent Right Covering a Selected Compound, in its own name, and the costs of any such defense shall be shared equally by the Parties.  Otsuka, upon request of MethylGene, agrees to join in any such action and to cooperate reasonably with MethylGene.  If MethylGene does not defend against any such action involving such MethylGene Collaboration Patent Right Covering a Selected Compound, then Otsuka shall have the right, but not the obligation, to defend such action and the costs of any such defense shall be shared equally by the Parties.  MethylGene, upon request of Otsuka, agrees to join in any such action and to cooperate reasonably with Otsuka.

7.6                               Patent Term Extensions.  Otsuka shall have the exclusive right and obligation to seek patent term extensions under 35 U.S.C. § 156 and corresponding foreign Laws or supplemental patent protection, including, without limitation, supplementary protection certificates, in any country in the Territory in relation to the Licensed Products in the Field at Otsuka’s expense.  MethylGene and Otsuka shall cooperate in connection with all such activities, and Otsuka, its agents and attorneys will give due consideration to all timely suggestions

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and comments of MethylGene regarding any such activities; provided that all final decisions shall be made by Otsuka.

7.7                               Patent Marking.  Otsuka shall mark Licensed Products pursuant to the patent marking statutes in each country in which the Licensed Product is sold by Otsuka, its Affiliates and/or its Sublicensees.

7.8                               Certification under Drug Price Competition and Patent Restoration Act.

(a)                                 Notice.  If a Party becomes aware of any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV), or any amendment or successor statute thereto, claiming that any MethylGene Collaboration Patent Rights Covering a Licensed Product in the Field are invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale of a product by a Third Party (a “Paragraph IV Claim”), such Party shall promptly notify the other Party in writing within five (5) Business Days after its receipt thereof.

(b)                                 Control of Response.  MethylGene shall have the right, but not the obligation, to initiate patent infringement litigation for such Paragraph IV Claim, at its own expense.  If MethylGene elects not to assume control over enforcing any Paragraph IV Claim, MethylGene shall notify Otsuka as soon as practicable but in any event not later than thirty (30) days after the date of such Paragraph IV Claim so that Otsuka may, but shall not be required to, assume sole control over enforcing such Paragraph IV Claim using counsel of its own choice.  The Parties shall reasonably cooperate in the prosecution of any Paragraph IV Claim, and share any compensation recovered as a result of such prosecution, as set forth in Section 7.3(f) above.

7.9                               Exclusive License Registration.  Without limiting anything in Section 13.7, upon request by Otsuka, MethylGene shall register “Senyo Jisshiken” (registered exclusive right) MethylGene’s exclusive license to Otsuka in Section 2.1(a)(ii) in Otsuka’s name at the Japan Patent Office and equivalent Patent Offices in other countries in the Territory which have similar exclusive license registration systems as that of Article 77 of Japan’s Patent Laws, provided that such registration specifies the territorial and field limitations of such license, and provided further that such registration shall have no effect on the allocation of prosecution and enforcement rights and obligations set forth in this Article VII. MethylGene and Otsuka shall cooperate as necessary to achieve such registration, and Otsuka shall bear all fees associated with such registration.  In the event this Agreement expires or is terminated, other than by Otsuka in accordance with Section 11.2, Otsuka shall cooperate with MethylGene and execute appropriate documents for filing with the Japan Patent Office and equivalent Patent Offices in other countries in the Territory to cancel Otsuka’s registered exclusive right.

ARTICLE VIII
CONFIDENTIAL INFORMATION

8.1                               Treatment of Confidential Information.  During the Term and thereafter, each Party (the “Receiving Party”) shall maintain Confidential Information (as defined in Section 8.2) of the other Party (the “Disclosing Party”) in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents, directors, officers, employees, consultants, subcontractors, licensees, partners, Affiliates that are permitted sublicensees hereunder and advisors (collectively, “Agents”), in each case solely to the extent such Agents require such access to Confidential Information in order for the Receiving Party to fulfill its obligations or exercise its rights hereunder, and under obligations of confidentiality at least as protective of the Disclosing Party and its interest in its Confidential Information as the terms set forth in this Article VIII) and during such period the Receiving Party shall exercise reasonable efforts to prevent and restrain the unauthorized use and unauthorized disclosure of the Disclosing Party’s Confidential Information by any of the Receiving Party’s Agents, which reasonable efforts shall be at least as diligent as those generally used by the Receiving Party in protecting its own confidential and proprietary information of similar importance.  Each Party will be responsible for a breach of this Article VIII by its Agents.  Neither Party shall use Confidential Information of the other Party for any purpose other than the performance of its obligations and the exercise of its rights or licenses granted or permitted under this Agreement.  For clarity, either Party may disclose Confidential Information of the other Party to Governmental Authorities (a) to the extent necessary to exercise its rights and licenses hereunder and (b) in order to respond to inquiries, requests or investigations by Governmental Authorities.  For the avoidance of doubt, each member of the JRDC shall be required to execute a written confidentiality agreement in which each such member acknowledges the confidential nature of the reports, data and material obtained or generated by the JRDC and the obligation of such member to maintain such Confidential Information in strict confidence.

8.2                               Confidential Information.  “Confidential Information” means all trade secrets or other proprietary information, including, without limitation, any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party’s or its licensor’s technology (including, without limitation, Research Compounds, Program Compounds, and Formulation Technology), products, business, financial status or prospects or objectives regarding the Research Compounds, Program Compounds, or Licensed Products, which is disclosed by a Party to the other Party.  All information disclosed prior to the Effective Date by MethylGene to Otsuka pursuant to the confidentiality agreement between the Parties dated as of October 28, 2005 and/or the confidentiality agreement between the Parties dated as of November 7, 2007 (collectively, the “Confidentiality Agreements”), shall be deemed “Confidential Information” of MethylGene to the extent otherwise constituting Confidential Information as defined thereunder or hereunder.  Further, for the avoidance of doubt, any proprietary information assigned to a Party under this Agreement or under the MTA shall become the Confidential Information of the Party to which such proprietary information has been assigned.  Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(a)                                 either before or after the date of the disclosure to the Receiving Party is lawfully disclosed to the Receiving Party by Third Parties without any violation of any obligation to the Disclosing Party; or

(b)                                 either before or after the date of the disclosure to the Receiving Party, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Agents; or

(c)                                  is independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information as demonstrated by contemporaneous written records of the Receiving Party.

In addition, the Receiving Party may disclose the Confidential Information of the Disclosing Party to the limited extent the Receiving Party is required to do so to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange, provided that the Receiving Party promptly provides prior notice of such disclosure to the Disclosing Party, cooperates with the Disclosing Party, and otherwise uses reasonable efforts to avoid or minimize the degree of such disclosure (including, without limitation, seeking a protective order or submitting a confidential treatment request, as applicable).

8.3                               Publication Rights.  Each Party shall submit to the other Party for review and approval all proposed academic, scientific and medical publications and public presentations relating to any activities under this Agreement for review in connection with preservation of Patent Rights and trade secrets or to determine whether Confidential Information should be modified or deleted from the proposed publication or public presentation.  Written copies of such proposed publications and presentations shall be submitted to the non-publishing or non-presenting Party no later than […***…] days before the planned submission for publication or presentation and the non-publishing or non-presenting Party shall provide its comments with respect to such publications and presentations within […***…] days after its receipt of such written copy.  The review period may be extended for an additional […***…] days if the non-publishing or non-presenting Party can demonstrate a reasonable need for such extension including, without limitation, the preparation and filing of patent applications (which extension shall not be unreasonably withheld or delayed).  By written agreement, this period may be further extended (which extension shall not be unreasonably withheld or delayed).  Without limiting the foregoing, no publication or presentation shall be made unless and until the non-publishing or non-presenting Party ‘s reasonable comments on the proposed publication or presentation have been addressed and any information has been removed that is determined by the non-publishing or non-presenting Party to be its Confidential Information or that the non-publishing or non-presenting Party desires to maintain in secrecy to preserve the value of its rights under this Agreement.  The Parties will each comply with standard academic practice regarding authorship of scientific publications or presentations and recognition of contribution of other Persons in any publications or presentations relating to a Licensed Product and/or Selected Compound or any discovery, research or Development activities under this Agreement.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1                               MethylGene’s Representations, Warranties and Covenants.  MethylGene warrants and represents to Otsuka that:

(a)                                 As of the Effective Date, MethylGene is a corporation duly organized, validly existing and in good standing under the laws of Quebec, Canada.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of MethylGene.  No consent, approval or agreement of any Person is required to be

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obtained by MethylGene in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, which has not been obtained.

(b)                                 As of the Effective Date, MethylGene solely owns all right, title and interest in and to the MethylGene Background Intellectual Property, free of any liens or restrictions, and MethylGene has the right to grant to Otsuka all of the licenses and other rights with respect to the MethylGene Intellectual Property granted to Otsuka under this Agreement.  MethylGene has not and will not enter into any agreement nor grant any Third Party any rights with respect to the MethylGene Intellectual Property that are inconsistent with the rights granted to Otsuka under this Agreement or which would limit or encumber MethylGene’s ability to perform all of the obligations undertaken by MethylGene hereunder or limit or encumber Otsuka’s ability to exercise the rights and licenses granted to Otsuka under this Agreement.

(c)                                  As of the Effective Date, other than as set forth on Schedule 9.1(c), MethylGene is not aware of any Patent Rights not within the MethylGene Intellectual Property that cover Program Compounds or Research Compounds, or claim composition of matter or use in the Field of Program Compounds or Research Compounds and to MethylGene’s knowledge neither the discovery, research, Development, Manufacture, nor Commercialization of Program Compounds or Research Compounds in the Field does or would infringe or result in the misappropriation of any other intellectual property rights of any Third Party.  To MethylGene’s knowledge as of the Effective Date, none of the MethylGene Background Patent Rights are invalid or unenforceable, all fees required to be paid to applicable governmental patent offices in the Territory as of the Effective Date in order to prosecute or maintain such MethylGene Background Patent Rights have been paid on or before the due date for payment, and all such MethylGene Background Patent Rights have been filed and maintained in a manner consistent with standard practice in the Territory and consistent with MethylGene’s corporate practice.  As of the Effective Date, there are no existing actions, suits or proceedings against MethylGene, and MethylGene has not received any written claim or demand from a Third Party, that individually or together with any other, does or could have a material adverse effect on the ability of MethylGene to perform its obligations under this Agreement or challenges MethylGene’s rights with respect to the MethylGene Intellectual Property or Program Compounds or Research Compounds (including, without limitation, any invitation to license or other notice of Patent Rights relevant to the subject matter of this Agreement).

(d)                                 MethylGene shall conduct, and shall cause its Affiliates, sublicensees, contractors and consultants to agree to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.

(e)                                  MethylGene represents and warrants that Schedule 1.38 contains a full and complete list of MethylGene Background Patent Rights existing as of the Effective Date and that MethylGene shall promptly update Otsuka in writing with respect to the status of the Patent Rights set forth on such Schedule.

9.2                               Otsuka’s Representations, Warranties and Covenants.

(a)                                 Otsuka hereby represents and warrants as of the Effective Date that: Otsuka is a company duly organized, validly existing and in good standing under the laws of Japan.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Otsuka.  No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Otsuka in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, which has not been obtained.

(b)                                 Otsuka shall conduct, and shall cause its Affiliates, Sublicensees, contractors and consultants to agree to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted, including, but not limited to, current good manufacturing practices, good clinical practices and good laboratory practice standards, as applicable, and all other applicable rules, regulations and requirements of the FDA and other applicable Regulatory Authorities.

(c)                                  Otsuka hereby represents, warrants and covenants that: (i) neither Otsuka nor, to Otsuka’s actual knowledge, any employee, agent or subcontractor of Otsuka involved or to be involved in the Development of any Selected Compound or Licensed Product has been debarred under Subsection (a) or (b) of Section 306 of the Act (21 U.S.C. 335a); (ii) no Person who is known by Otsuka to have been debarred under Subsection (a) or (b) of Section 306 of said Act will be employed by Otsuka in the performance of any activities hereunder; and (iii) to the actual knowledge of Otsuka, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (A) Disqualified/Totally Restricted List, (B) Restricted List and (C) Adequate Assurances List) will participate in the performance of any activities hereunder.

9.3                               No Warranty.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. IN PARTICULAR, BUT WITHOUT LIMITATION, METHYLGENE MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER ANY PROGRAM COMPOUND OR RESEARCH COMPOUND IS FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE X
INDEMNIFICATION

10.1                        Indemnification in Favor of MethylGene.  Otsuka shall indemnify, defend and hold harmless the MethylGene Parties (as hereinafter defined) from and against any and all Losses incurred by any of the MethylGene Parties or to which any of the MethylGene Parties becomes subject to the extent resulting from any Third Party claim, action, suit, proceeding, liability or obligation (collectively, “Third Party Claims”)to the extent resulting from:

(a)                                 any misrepresentation or breach of any representation, warranty, covenant or agreement made by Otsuka in this Agreement; or

(b)                                 any violation of the Act or any foreign similar Law by Otsuka; or

(c)                                  any exercise by Otsuka of any of its rights granted by MethylGene under Section 2.1 or pursuant to Otsuka’s retained rights, including, without limitation, the Development, Manufacture, use or Commercialization of a Licensed Product by Otsuka, its Affiliates or Sublicensees, including, without limitation, all Third Party Claims involving death or bodily injury caused or allegedly caused by the use of such Licensed Product; or

(d)                                 the gross negligence or willful misconduct of any of the Otsuka Parties (as hereinafter defined) in connection with Otsuka’s performance of its obligations under this Agreement.

For purposes of this Article X, “MethylGene Parties” means MethylGene, its Affiliates and their respective licensors, agents, consultants, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 10.1 shall not apply to the extent that any Loss (i) is the result of a breach of this Agreement by MethylGene or the gross negligence or willful misconduct of any of the MethylGene Parties; or (ii) is otherwise within the scope of the indemnification obligations set forth in Section 10.2 below.

10.2                        Indemnification in Favor of Otsuka.  MethylGene shall indemnify, defend and hold harmless the Otsuka Parties (as hereinafter defined) from and against any and all Losses incurred by any of the Otsuka Parties or to which any of the Otsuka Parties becomes subject to the extent resulting from any Third Party Claim to the extent resulting from:

(a)                                 any misrepresentation or breach of any representation, warranty, covenant or agreement made by MethylGene in this Agreement;

(b)                                 any violation of the Act or any foreign similar Law by MethylGene;

(c)                                  any exercise by MethylGene of any of its rights granted by Otsuka under Section 2.2 or pursuant to MethylGene’s retained rights, including, without limitation, the Development, Manufacture, use or Commercialization of any Selected Compound outside the Field by MethylGene, its Affiliates or sublicensees including, without limitation, all Third Party Claims involving death or bodily injury caused or allegedly caused by the use of such Selected Compound outside the Field; or

(d)                                 the gross negligence or willful misconduct of any of the MethylGene Parties in connection with MethylGene’s performance of its obligations under this Agreement.

For purposes of this Article X, “Otsuka Parties” means Otsuka, its Affiliates and their respective licensors, agents, consultants, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 10.2 shall not apply to the extent that any Loss (i) is the result of a breach of this Agreement by Otsuka or the gross negligence or willful misconduct of any of the Otsuka Parties; or (ii) is otherwise within the scope of the indemnification obligations set forth in Section 10.1 above.

10.3                        General Indemnification Procedures.

(a)                                 A Person seeking indemnification pursuant to this Article X (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, shall give the Indemnifying Party such information with respect to any indemnified Third Party Claim as the Indemnifying Party may reasonably request, and shall not make any admission concerning any such Third Party Claim, unless such admission is required by applicable Law or legal process, including, without limitation, in response to questions presented in depositions or interrogatories.  Any admission made by the Indemnified Party with respect to any such Third Party Claim or the failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend a Third Party Claim is prejudiced thereby (and no admission required by applicable Law or legal process shall be deemed to result in prejudice).  The Indemnifying Party shall assume and conduct the defense of any Third Party Claim for which indemnification is sought, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.  Subject to the initial and continuing satisfaction of the terms and conditions of this Article X, the Indemnifying Party shall have full control of such Third Party Claim, including, without limitation, settlement negotiations and any legal proceedings.  If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 10.3, the Indemnified Party may defend the Third Party Claim.  If both Parties are Indemnifying Parties with respect to the same Third Party Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Third Party Claim (or such lesser period of time as may be required to respond properly to such claim), which Party shall assume the lead role in the defense thereof.  Should the Indemnifying Parties be unable to mutually agree on which of them shall assume the lead role in the defense of such Third Party Claim, both Indemnifying Parties shall be entitled to participate in such defense through counsel of their respective choosing.

(b)                                 Any Indemnified Party or Indemnifying Party not managing the defense of a Third Party Claim shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense.  The Party managing the defense of an action or proceeding under its control shall not be liable for any litigation cost or expense incurred, without its consent, by the Party not managing the defense; provided, however, that if the Indemnifying Party managing the defense fails to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party managing the defense will be liable for all reasonable costs or expenses paid or incurred in connection therewith; and provided further that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.

(c)                                  Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment against an Indemnified Party arising from any such Third Party Claim to the extent such judgment or settlement involves (i) equitable or other non-monetary relief from the Indemnified Party,

(ii) any monetary relief from the Indemnified Party not fully indemnified under this Agreement, or (iii) the assumption by the Indemnified Party of any liability.  No Party shall, without the prior written consent of the other Party, enter into any compromise or settlement that commits the other Party to take, or to forbear to take, any action.

(d)                                 The Parties shall cooperate in the defense or prosecution of any Third Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(e)                                  Any indemnification hereunder shall be made net of any insurance proceeds actually recovered by the Indemnified Party from unaffiliated Third Parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this Article X, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such net indemnification payment) to the Indemnifying Party.  For the avoidance of doubt, the foregoing shall not be construed to require either Party to obtain any insurance not otherwise required under this Agreement or to first pursue an insurance recovery with respect to any matter for which the Indemnifying Party is otherwise obligated to indemnify the Indemnified Party under this Agreement.

(f)                                   The Parties agree and acknowledge that the provisions of this Article X represent the Indemnified Party’s exclusive recourse with respect to any Losses for which indemnification is provided to the Indemnified Party under this Article X.

10.4                        Insurance.  Otsuka and MethylGene (but only to the extent MethylGene Develops, Manufactures, or Commercializes any Selected Compounds outside the Field) shall secure and maintain in effect during the term of this Agreement and for a period of […***…] years thereafter insurance policy(ies) underwritten by a reputable insurance company having an A.M. Best rating of […***…] (or a comparable rating for its underwriters not doing business in the United States) and in a form and having limits standard and customary for entities in the biopharmaceutical industry for exposures related to the Selected Compounds and/or Licensed Products.  Such insurance shall include coverage of not less than U.S. $[…***…] for clinical trial liability, and products liability with respect to such Party’s exercise of its rights hereunder and Commercialization of Licensed Products hereunder and shall name the other Party as an additional insured under a customary and reasonable policy(ies) covering clinical trial liability.  Upon request by the other Party, certificates of insurance evidencing the coverage required above shall be provided to the other Party.

ARTICLE XI
TERM AND TERMINATION

11.1                        Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article XI, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the Royalty Term with respect to such Licensed Product in such country, at

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which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country.  The Term shall expire on the date this Agreement has expired, as provided in the preceding sentence, with respect to all Licensed Products in all countries in the Territory.

11.2                        Termination for Cause.  In the event of a material breach of this Agreement by a Party, the other Party may give the Party in default notice requiring it to cure such default.  If such material breach is not cured within sixty (60) days after receipt of such notice (or within thirty (30) days in the case of a payment breach), or if such breach (other than a payment breach) is not reasonably subject to cure within such sixty (60) day period (and does not involve a material breach of Article VIII) the Party in default does not provide a reasonably detailed plan and statement as to its intent to promptly cure such breach and does not promptly cure such breach within one hundred twenty (120) days from the receipt of notice of the breach, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to the defaulting Party, with such termination to take effect immediately.  The right of either Party to terminate this Agreement as set forth in this Section 11.2 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.  If a Party disputes in good faith the existence or materiality of a material breach specified in a notice provided by the other Party pursuant to this Section 11.2 or any assertion by the other Party that such Party has failed to cure or diligently proceed to implement a plan to cure any such material breach, and, in each case, such Party provides notice to the other Party of such dispute within the applicable cure period, the other Party shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by such Party has been finally determined in accordance with Article XII. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

11.3                        Termination for Failure to Select.  In the event Otsuka has not exercised its right to designate at least one Selected Compound during the Selection Period as provided in Section 3.5, as such term may be extended as set forth in Section 3.5, this Agreement shall terminate automatically at the end of the Selection Period.

11.4                        Other Termination by Otsuka.  Otsuka may at its option, terminate this Agreement by giving MethylGene ninety (90) days’ prior written notice; provided that no termination shall take place before Otsuka has (a) purchased Common Shares of MethylGene as set forth in Section 6.  1, (b) made license payments to MethylGene totaling Two Million Dollars ($2,000,000) as set forth in Section 6.2, and (c) paid Quarterly Research Fees as set forth in Section 6.3 totaling such Quarterly Research Fees as would be due for the full initial Research Term of eighteen (18) months.

11.5                        Termination of Otsuka’s Rights in One or More Regions.  If, at any time, MethylGene terminates this Agreement pursuant to Section 11.2 because of a breach of Section 5.1 with respect to one or more Target Regions, then such terminated Target Region(s) (and, if all Target Regions are terminated, the Rest of World region) shall thereafter be excluded from the Territory for all purposes under this Agreement, but this Agreement will remain in effect in the remaining Territory.  All of the consequences set forth in Section 11.6 shall apply solely with respect to Selected Compounds and Licensed Products in the terminated region(s).

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The termination rights set forth in this Section 11.5 shall constitute MethylGene’s sole and exclusive remedy for any breach by Otsuka of its obligations under Section 5.1.

11.6                        Consequences of Certain Terminations.

(a)                                 Termination by MethylGene for Cause, Termination for Failure to Select, Termination by Otsuka Without Cause.  If this Agreement is terminated by MethylGene under Section 11.2, terminates automatically pursuant to Section 11.3 or is terminated by Otsuka under Section 11.4, then, subject to Section 11.7 and Section 11.  8, the licenses granted to Otsuka in Section 2.1 shall terminate, and Otsuka shall grant MethylGene any combination of the following elected by MethylGene at MethylGene’s option, such option to be exercised by written notice to Otsuka given no later than thirty (30) days after the effective date of such termination, to the extent applicable:

(i)                                     Regulatory Matters.  Ownership of all regulatory filings and Regulatory Approvals relating to any Selected Compounds and Licensed Products, including, without limitation, related correspondence with Regulatory Authorities, and provide copies thereof;

(ii)                                  Pre-clinical and Clinical Matters.  All pre-clinical and clinical data, including, without limitation, pharmacology and biology data, in Otsuka’s possession or control relating to any Selected Compounds and Licensed Products;

(iii)                               Manufacturing Matters.  Any one or more of the following:

(A)                               assignment of each manufacturing agreement specific to any Selected Compounds or Licensed Products to MethylGene, if such agreement is then in effect and such assignment is permitted under such agreement or by the applicable Third Party;

(B)                               cooperation with MethylGene in reasonable respects to transfer manufacturing documents and materials which are used and Controlled (at the time of the termination) by Otsuka in the Manufacture of Selected Compounds and Licensed Products to the extent such manufacturing documents and materials are not obtained by MethylGene pursuant to the assignment of agreements pursuant to paragraph (A) above;

(C)                               for a period of up to six (6) months following the effective date of termination, cooperation with MethylGene in reasonable respects to transfer Manufacturing technologies which are used and Controlled (at the time of the termination) by Otsuka in the Manufacture of Selected Compounds and Licensed Products, provided that MethylGene shall reimburse Otsuka for Otsuka’s reasonable out-of-pocket expenses to provide such requested assistance, to the extent such Manufacturing technologies are not obtained by MethylGene pursuant to the assignment of agreements pursuant to paragraph (A) above;

(D)                               sale of Otsuka’s then existing inventory of Selected Compounds and Licensed Products to MethylGene, at Otsuka’s fully-loaded cost of Manufacture;

(iv)                              License Grant.  Expansion of the license granted pursuant to Section 2.2(a)(ii) to include the Field, and to include the right to use Otsuka Collaboration Intellectual Property that is Formulation Technology, solely to make, have made, use, sell, offer for sale and import Compounds that were non-selected Program Compounds, Selected Compounds and Licensed Products in the Field in the Territory, which license shall remain sublicensable pursuant to Section 2.2(b), which Section 2.2(b) shall survive.  For the avoidance of doubt, the license above with respect to the Formulation Technology is only granted within the Field.

(v)                                 Assignment of Trademark.  Assignment to MethylGene all of Otsuka’s right, title and interest in any trademark used solely in connection with any Licensed Products.

(b)                                 Termination by Otsuka for Cause.  Termination of this Agreement by Otsuka pursuant to Section 11.2 will not terminate the license granted under Section 2.2(a)(ii) or the non-suit covenant with respect to the exercise of such license set forth in Section 2.1(c), subject to Otsuka’s diligence obligations described in Section 5.1 and its payment obligations in Article VI. Upon such termination of this Agreement by Otsuka pursuant to Section 11.2, Otsuka may, as its sole and exclusive remedy hereunder, off-set any direct damages resulting from MethylGene’s breach of this Agreement from any royalty payments due to MethylGene under Section 6.6 of this Agreement.

11.7                        Effect of Termination and Expiration; Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination (including, without limitation, payment obligations accrued prior to the effective date of termination pursuant to Sections 6.3, 6.4, 6.5, 6.6 and 6.7) nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement.  It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach.

11.8                        Survival.  The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination of this Agreement or the consequences of a termination of this Agreement as expressly provided for in this Agreement.  Without limiting the generality of the foregoing, it is agreed that the provisions of Article VIII (Confidential Information), Article IX (Representations, Warranties and Covenants) other than MethylGene’s update obligation under Section 9.1(e), Article X (Indemnification), Article XII (Dispute Resolution), Article XIII (Miscellaneous) and Sections 2.1(a)(iii) (Grant of Certain Jointly Developed MethylGene Collaboration Intellectual Property for Use Outside the Field), 2.1(b)(ii) (Sublicenses), 2.2(a)(ii) (Grant Outside the Field), 2.2(b) (Sublicenses), 2.5 (Rights Retained by the Parties), 2.6 (Exclusivity), 6.1 (Equity), 6.9 (Books and Records; Audit Rights); 6.10 (Taxes), 7.1 (Ownership of Inventions), 7.2(a) (Prosecution and Maintenance of Patent Rights/Background Patent Rights), 7.3(a) (Third Party Infringement/Background Patent Rights), the last sentence of 7.9 (Exclusive License Registration), 11.6 (Consequences of Certain Terminations), 11.7 (Effect of Termination and Expiration; Accrued Rights and Obligations), and this 11.8 (Survival), shall survive expiration or termination of this Agreement for any reason in accordance with their respective terms.

ARTICLE XII
DISPUTE RESOLUTION

12.1                        Resolution of Disputes.  Any dispute, controversy or claim related to matters within the powers and authority of the JRDC shall be resolved by the Parties in accordance with the procedures set forth in Section 3.3(d).  Any dispute, controversy or claim related to compliance with the terms of this Agreement, or the validity, breach, termination or interpretation of this Agreement, shall be referred to the JRDC for resolution (but without giving effect to Otsuka’s right to final decision-making authority).  If the JRDC is unable to resolve the matter within thirty (30) days after referral, such dispute, controversy or claim shall be referred to the Senior Executives for resolution.  Subject to Section 3.3(d), in the event the Senior Executives are unable to resolve the matter within thirty (30) days after referral, such dispute, controversy or claim shall be resolved through binding arbitration pursuant to Section 12.2.

12.2                        Arbitration.

(a)                                 In the event that the Senior Executives are unable to resolve any dispute, controversy or claim between the Parties referred to them pursuant to Section 12.  1, such dispute shall at the request of either Party, be finally settled by binding arbitration in accordance with the then current Rules of Arbitration of the International Centre for Dispute Resolution.

(b)                                 The arbitration panel shall consist of three (3) arbitrators, each of whom must have legal or business experience in pharmaceutical licensing matters.  The arbitrators are to be selected as follows, within thirty (30) days following receipt of notice from either Party of a request to arbitrate in accordance with Section 12.2(a): Otsuka shall nominate one (1) such qualified arbitrator; MethylGene shall nominate one (1) such qualified arbitrator; and the two arbitrators so nominated shall nominate a third such qualified arbitrator, who shall be the presiding arbitrator.

(c)                                  The arbitrators shall set a date for a hearing, which shall be no later than thirty (30) days after the appointment of the third arbitrator.  The arbitrators shall use their best efforts to rule on the dispute within thirty (30) days after the completion of such hearing.  Any award rendered by the arbitrators shall be final and binding upon the Parties.  Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(d)                                 The place of arbitration shall be San Francisco, California and the language of the arbitration shall be English.

(e)                                  Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between the Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party or Parties (including, without limitation, reasonable attorneys’ fees) against the other Party or Parties, as the case may be.

(f)                                   Except as otherwise provided in this Agreement, the arbitration procedure set forth in this Section 12.2 shall be the sole and exclusive means of settling or resolving any dispute subject to resolution pursuant to this Section 12.2.  This Section 12.2 shall not prohibit a

Party from seeking injunctive or other equitable relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party, or from bringing any action in aid of arbitration.

(g)                                  Notwithstanding the foregoing, with respect to any dispute related to the necessity of a license to intellectual property from a Third Party, in the event the Senior Executives are unable to resolve the matter within thirty (30) days after referral, such dispute shall be submitted to arbitration in accordance with this Section 12.2; provided that, to expedite any such arbitration, the arbitral tribunal shall be composed of a single arbitrator mutually agreed by the Parties who will be authorized to determine the procedural rules of such arbitral tribunal with the intention that the tribunal be able to resolve the disputed matter within no more than sixty (60) days following the notice to arbitrate.

ARTICLE XIII
MISCELLANEOUS

13.1                        Governing Law.  This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to its conflicts of laws rules.

13.2                        Waiver.  Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision.  No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

13.3                        Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 13.3 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable worldwide courier service; or (d) sent by facsimile transmission.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, two (2) Business Day after it is sent via a reputable worldwide courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Otsuka shall be addressed to:

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan, Minato-ku

Tokyo 108-8242

Japan

Attention: Director, Division of Dermatologicals &
Opthalmologicals

Telephone: 81-3-6717-1400

Fax: 81-3-6717-14801

with a copy to:

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan, Minato-ku

Tokyo 108-8242 Japan

Attention: Director, Legal Affairs Department

Telephone: 81-3-6717-1400

Fax: 81-3-6717-14801

Notices to MethylGene shall be addressed to:

MethylGene Inc.

7220 Frederick Banting

Montreal, Quebec H4S 2A1

Canada

Attention: Chief Executive Officer

Telephone: 514-337-3333

Fax: 514-337-4194

with a copy to:

MethylGene Inc.

7220 Frederick Banting

Montreal, Quebec H4S 2A1

Canada

Attention: Chief Financial Officer

Telephone: 514-337-3333

Fax: 514-337-4194

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

USA

Attention: Alfred Server, Esq.

Telephone: 617-526-6000

Fax: 617-526-5000

and

Davies Ward Phillips & Vineberg LLP

1501 McGill College Avenue

26th Floor

Montreal, Quebec H3A3N9

Canada

Attention: Richard Cherney, Esq.

Telephone: 514 841 6457

Fax: 514 841 6499

Either Party may change its address by giving notice to the other Party in the manner provided above.

13.4                        Entire Agreement.  This Agreement (including, without limitation, Schedules) contains the complete understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and writings relating to such subject matter.  In particular, and without limitation, it supersedes and replaces the Confidentiality Agreements and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date, including, without limitation, the term sheet between the Parties dated November 21, 2007.

13.5                        Headings.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

13.6                        Severability.  If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.  In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

13.7                        Registration and Filing of the Agreement.  To the extent a Party determines in good faith that it is required by applicable Law to publicly file or register this Agreement with a Governmental Authority, including, without limitation, public filings pursuant to securities Laws, it shall provide the proposed redacted form of the Agreement to the other Party a reasonable amount of time prior to filing for the other Party to review such draft and propose changes to such proposed redactions.  The Party making such filing, registration or notification shall incorporate any proposed changes timely requested by the other Party, absent a substantial reason to the contrary, and shall use commercially reasonable efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is reasonably available consistent with applicable Law.  Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

13.8                        Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that any Party may, without such consent, assign this Agreement, in whole or in part: (a) to any of its respective Affiliates; provided that such Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned and such Affiliate has acknowledged and confirmed in writing that effective as of such assignment or other transfer, such Affiliate shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to the transferor or (b) to any successor in interest by way of merger, acquisition or sale of all or substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning party.  Any purported assignment in violation of this Section 13.8 shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.9                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.10                 Force Majeure.  No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit, events caused by reason of Laws or by reason of any other instructions, guidance, act or failure to act of any Governmental Authority, events caused by acts or omissions of a Third Party, or any other cause reasonably beyond the control of such Party.

13.11                 Press Releases and Other Disclosures.  Otsuka acknowledges that MethylGene will issue a press release announcing this Agreement on or near the date of execution of this Agreement, and that Otsuka has received advance copies of MethylGene’s proposed press release, the publication and use of which remains subject to Otsuka’s approval.  The Parties also recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement.  In such event, the Party desiring to issue an additional press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance, which advance approval shall not be unreasonably withheld, conditioned or delayed (except that neither Party shall have any obligation to disclose any of its Confidential Information except to the extent required or permitted pursuant to Article VIII).  No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party.  Once any public statement or disclosure has been approved in accordance with this Section, then either Party may appropriately communicate information contained in such permitted statement or disclosure.  Notwithstanding the foregoing provisions of this Section 13.11 or of Article VIII, a Party may (a) subject to the last sentence of Section 8.2 and Section 13.7, disclose the existence and terms of this Agreement (including, without limitation, disclosure of the Agreement itself) where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, (b) disclose the existence and terms of this Agreement under obligations of confidentiality to agents, advisors, contractors, investors, licensees and sublicensees, and to potential agents, advisors, contractors, investors, licensees and sublicensees, in connection with such Party’s activities hereunder and in connection with such Party’s financing activities and (c) publicly announce any of the matters set forth in the press release described in the first sentence of this Section 13.11, provided that such announcements do not entail disclosure of Confidential Information of the other Party (which, for purposes of clarity, excludes clinical trial results) and the announcing Party provides the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

13.12                 Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement.  Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees, other than the Quarterly Research Fee to be paid as provided in Section 6.3.  No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor.  Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

13.13                 Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

13.14                 No Consequential or Punitive Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 13.14 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, OR EITHER PARTY’S LIABILITY WITH RESPECT TO THE INFRINGEMENT, MISAPPROPRIATION OR UNAUTHORIZED USE OR DISCLOSURE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION.

13.15                 Nonsolicitation.  During the Research Term and for […***…] thereafter, neither Party shall directly or indirectly through a Third Party solicit, recruit, or offer employment as an employee, independent contractor or consultant to, personnel of the other Party that performed work in connection with this Agreement without the written consent of the other Party.  The Parties agree that general, non-targeted job advertising shall not constitute a violation of this Section 13.15.

[Remainder of page intentionally left blank.]

***Confidential Treatment Requested

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

OTSUKA PHARMACEUTICAL CO., LTD		METHYLGENE INC.

By:	/s/ Tatsuo Higuchi	By:	/s/ Donald F. Corcoran

Name: Tatsuo Higuchi		Name: Donald F. Corcoran

Title: President & Representative Director		Title: President & Chief Executive Officer

By:	/s/ Minoru Okada

Name:	Minoru Okada

Title:	Operating Officer & Director, Division of Dermatologicals & Opthalmologicals

Schedule 1.38-1
Research Compounds

Group 1 […***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	—

Group2 […***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

Schedule 1.38-2
MethylGene Background Patent Rights

Patent Application Title	Serial No.	Publication No.
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

Schedule 1.56
Program Compounds

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested

Schedule 3.2(b)
Research Plan

[To be added]

Schedule 7.2(e)(iii)
Prosecution Costs for National Phase filing for […***…]

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested

Schedule 9.1(c)
Disclosure of Third Party Patents

[…***…]

[…***…]

[…***…]

[…***…]

          […***…]

[…***…]

***Confidential Treatment Requested